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As filed with the Securities and Exchange Commission on December 18, 2008
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ARYx THERAPEUTICS, INC.
(Exact name of Registrant as specified in its charter)

Delaware	77-0456039
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

6300 Dumbarton Circle
Fremont, California 94555
(510) 585-2200
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

Paul Goddard, Ph.D.
Chairman of the Board and Chief Executive Officer
ARYx Therapeutics, Inc.
6300 Dumbarton Circle
Fremont, California 94555
(510) 585-2200
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:
James F. Fulton, Jr., Esq.
Cooley Godward Kronish LLP
Five Palo Alto Square
3000 El Camino Real
Palo Alto, CA 94306-2155
(650) 843-5000

Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this registration statement

           If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

           If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

           If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

           If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

           If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

           If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

           Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee

Common Stock, $0.001 par value per share(3)	12,544,409	$1.89	$23,708,933.01	$931.76

(1)
Includes 2,894,864 shares of common stock that may be issued upon the exercise of warrants. Pursuant to Rule 416 under the Securities Act, the shares being registered hereunder include such indeterminate number of additional shares of common stock as may be issuable as a result of stock splits, stock dividends or similar transactions with respect to the shares being registered hereunder.
(2)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act. The price per share and aggregate offering price are based on the average of the high and low prices of the Registrant's common stock on December 17, 2008, as reported on the Nasdaq Global Market.
(3)
Consists of an aggregate of 9,649,545 shares of common stock and 2,894,864 shares of common stock that may be issued upon the exercise of warrants that the Registrant is required to register hereunder pursuant to that certain registration rights agreement, dated November 11, 2008, by and among the Registrant and the institutional and other accredited purchasers of these securities in accordance with that certain securities purchase agreement, dated November 11, 2008.

           The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated December 18, 2008

PROSPECTUS

12,544,409 Shares

ARYX THERAPEUTICS, INC.

Common Stock

        This prospectus relates to the disposition from time to time of up to 12,544,409 shares of our outstanding common stock, which includes 2,894,864 shares of our common stock issuable upon the exercise of warrants, which are held by the selling stockholders named in this prospectus. The selling stockholders acquired the common stock and the warrants to purchase common stock from us in a private placement that closed in November 2008 and that is more fully described on pages 29-32 of this prospectus under "Selling Stockholders." We are not selling any common stock under this prospectus and will not receive any of the proceeds from the sale of shares by the selling stockholders.

        The selling stockholders may sell the shares of common stock described in this prospectus in a number of different ways and at varying prices. We provide more information about how the selling stockholders may sell their shares of common stock in the section entitled "Plan of Distribution" on page 32. We will not be paying any underwriting discounts or commissions in this offering.

        The common stock is traded on the Nasdaq Global Market under the symbol "ARYX." On December 17, 2008, the reported closing price of our common stock was $1.83 per share.

An investment in the shares offered hereby involves a high degree of risk.
See "Risk Factors" beginning on page 3 of this prospectus.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                        , 2008.

 ABOUT THIS PROSPECTUS

        You should rely only on the information contained or incorporated by reference in this prospectus and any applicable prospectus supplement. We have not, and the selling stockholders have not, authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus and any applicable prospectus supplement. You must not rely on any unauthorized information or representation. The selling stockholders are offering to sell, and seeking offers to buy, shares of our common stock, but only under circumstances and in jurisdictions where it is lawful to do so.

        The information contained in this prospectus is accurate only as of the date on the front of this prospectus and information appearing in any applicable prospectus supplement is accurate only as of the date of the applicable prospectus supplement. Additionally, any information we have incorporated by reference in this prospectus or any applicable prospectus supplement is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus, any applicable prospectus supplement or any sale of our common stock. Our business, financial condition, results of operations and prospectus may have changed since that date.

        All references to "we", "us", "our", "ARYx" or the "company" in this prospectus are to ARYx Therapeutics, Inc. The ARYx Therapeutics logo and all product and service names used herein are either registered trademarks or trademarks of ARYx Therapeutics, Inc. in the United States and other countries.

PROSPECTUS SUMMARY

        This summary highlights information contained elsewhere or incorporated by reference into this prospectus. Because it is a summary, it does not contain all of the information that you should consider before investing in our securities. You should read this entire prospectus carefully, including the section entitled "Risk Factors" and the documents that we incorporate by reference into this prospectus, before making an investment decision.

ARYx Therapeutics, Inc.

        ARYx is a biopharmaceutical company focused on developing a portfolio of internally discovered product candidates designed to eliminate known safety issues associated with well-established, commercially successful drugs. We use our RetroMetabolic Drug Design technology to design structurally unique molecules that retain the efficacy of these original drugs but are metabolized through a potentially safer pathway to avoid specific adverse side effects associated with these compounds. Our product candidate portfolio includes an oral anticoagulant, ATI-5923, designed to have the same therapeutic benefits as warfarin, currently in Phase 2/3 clinical trials for the treatment of patients who are at risk for the formation of dangerous blood clots; an oral anti-arrhythmic agent, ATI-2042, designed to have the efficacy of amiodarone in Phase 2 clinical development for the treatment of atrial fibrillation, a form of irregular heartbeat; an oral prokinetic agent, ATI-7505, designed to have the same therapeutic benefits as cisapride in Phase 2 clinical trials for the treatment of chronic constipation, gastroesophageal reflux disease and symptoms associated with functional dyspepsia; and a novel, next-generation atypical antipsychotic agent, ATI-9242, currently in Phase 1 clinical trials for the treatment of schizophrenia and other psychiatric disorders. We have multiple product candidates in preclinical development.

        Since our inception, we have incurred significant net losses, and we expect to continue to incur net losses for the next several years as we develop, acquire or in-license additional products or product candidates, conduct clinical trials, manufacture materials for use in nonclinical studies and clinical trials, expand our research and development activities, seek regulatory approvals and engage in commercialization preparation activities. It is very expensive to gain approval of and launch a pharmaceutical product, and many expenses are incurred before revenue is received. We are unable to predict the extent of any future losses or when we will become profitable, if at all.

        We were incorporated in the State of California on February 28, 1997 and reincorporated in the State of Delaware on August 29, 2007. We maintain a wholly-owned subsidiary, ARYx Therapeutics Limited, with registered offices in the United Kingdom, which has had no operations since its inception in September 2004. Our principal executive offices are located at 6300 Dumbarton Circle, Fremont, California 94555, and our telephone number is (510) 585-2200. Our website address is http://www.aryx.com. The information contained on, or accessible through, our website is not incorporated by reference into and does not form a part of this prospectus.

The Offering

Common stock to be offered by the selling stockholders	12,544,409 shares(1)
Common stock outstanding as of November 28, 2008	27,338,877 shares(2)
Use of proceeds	We will not receive any proceeds from the sale of the shares of common stock covered by this prospectus
NASDAQ Global Market Symbol	ARYX

(1)
Includes 2,894,864 shares of common stock that may be issued upon the exercise of warrants held by the selling stockholders.

(2)
Excludes the shares of our common stock issuable upon exercise of options and warrants outstanding as of November 28, 2008, including the 2,894,864 shares of our common stock covered by this prospectus that are issuable upon exercise of warrants held by the selling stockholders.

RISK FACTORS

        Investing in our common stock involves a high degree of risk. You should consider carefully the risk factors described below, as well as the other information contained or incorporated by reference in this prospectus, before you decide whether to invest in our common stock. If any of the following risks actually occur, our business, business prospects, financial condition, cash flow and results of operations would likely be materially and adversely affected. In these circumstances, the market price of our common stock would likely decline, and you could lose all or part of your investment. Additional risks not presently known to us or that we currently believe are immaterial may also significantly impair our business operations and could result in a complete loss of your investment.

Risks Related to Our Business

         We will need substantial additional funding and may be unable to raise capital when needed, which would force us to limit or cease our operations and related product development programs.

        As further explained in Note 1 to our condensed consolidated financial statements included in our quarterly report on Form 10-Q for the quarter ended September 30, 2008, our ability to continue operations is dependent upon our ability to obtain substantial additional capital. Our operations have consumed substantial amounts of cash since inception. We expect to continue to spend substantial amounts of cash to fund our operations, including research and development expenses and costs associated with the conduct of clinical trials for our product candidates. Net cash used in operating activities was $34.6 million and $19.6 million in the nine months ended September 30, 2008 and 2007, respectively. We expect that our net cash used in operations may increase significantly in each of the next several years in order to support our operations and complete the development and commercialization of our product candidates. We will need to raise additional capital to fund our operations and complete the development of our product candidates should the collaboration arrangements we intend to enter into to commercialize our product candidates not provide sufficient revenue to adequately fund our operations. Within those arrangements, we may retain the commercial right to co-promote our products to selected physicians through a specialty sales force. If any of our product candidates receive regulatory approval for commercial sale, we may need to raise additional capital to fund our portion of the commercialization efforts. Our future funding requirements will depend on many factors, including:

  •
  the scope, rate of progress, results and cost of our preclinical testing, clinical trials and other research and development activities;

  •
  the terms and timing of any collaborative, licensing and other arrangements that we may establish;

  •
  the cost, timing and outcomes of regulatory approvals;

  •
  the number and characteristics of product candidates that we pursue;

  •
  the cost and timing of establishing sales, marketing and distribution capabilities for our specialty sales force;

  •
  the cost of establishing clinical and commercial supplies of our product candidates and any products that we may develop;

  •
  the timing, receipt and amount of sales or royalties, if any, from our potential products;

  •
  the cost of preparing, filing, prosecuting, defending and enforcing any patent claims and other intellectual property rights; and

  •
  the extent to which we acquire or invest in businesses, products or technologies, although we currently have no commitments or agreements relating to any of these types of transactions.

        Until we can generate a sufficient amount of product revenue, if we ever do, we expect to finance future cash needs through corporate collaboration and licensing arrangements, public or private equity offerings, debt financings or through interest income earned on cash balances.

        If we raise additional funds by issuing equity securities, our stockholders will experience dilution. Any debt financing or additional equity that we raise may contain terms that are not favorable to our stockholders or us. If we raise additional funds through collaboration and licensing arrangements with third parties, we may be required to relinquish some rights to our technologies or our product candidates, grant licenses on terms that are not favorable to us or enter into a collaboration arrangement for a product candidate at an earlier stage of development than we might otherwise choose.

        We do not expect our existing capital resources to be sufficient to enable us to fund the completion of the development of any of our product candidates. Although we believe our current cash on hand is sufficient to fund our operations through the end of the first quarter of 2010, our operating plan may change, and we may need additional funds sooner than planned to meet operational needs and capital requirements for product development and commercialization. Additional funds may not be available when we need them on terms that are acceptable to us, or at all. If adequate funds are not available on a timely basis, we may:

  •
  terminate or delay clinical trials for one or more of our product candidates;

  •
  delay our establishment of sales and marketing capabilities or other activities that may be necessary to commercialize our product candidates; or

  •
  curtail significant drug research and development programs that are designed to identify new product candidates.

         We have incurred significant operating losses since inception and expect to continue to incur substantial and increasing losses for the foreseeable future. We may never achieve or sustain profitability.

        We have a limited operating history and have incurred significant losses since our inception. As of September 30, 2008, we had an accumulated deficit of approximately $140.9 million. We expect our research and development expenses to continue to increase as we continue to expand our development programs. Subject to regulatory approval for any of our product candidates, we expect to incur significant expenses associated with the potential establishment of a North American specialty sales force and increased manufacturing expenses. Although it is not expected to occur in the next several years, the cost of establishing a 100-person North American specialty sales force will be substantial. As a result, we expect to continue to incur substantial and increasing losses for the foreseeable future. These losses have had and will continue to have an adverse effect on our stockholders' equity and working capital.

        Because of the numerous risks and uncertainties associated with drug development, we are unable to predict the timing or amount of increased expenses or when or if we will be able to achieve or sustain profitability. Currently, we have no products approved for commercial sale, and, to date, we have not generated any product revenue. We have financed our operations primarily through the sale of equity securities, capital lease and equipment financings, debt financings and a single corporate partnership with P&G that was terminated in July 2008. We have devoted substantially all of our efforts to research and development, including clinical trials. If we are unable to develop and commercialize any of our product candidates, if development is delayed or if sales revenue from any product candidate that receives marketing approval is insufficient or if we fail to enter into partnering arrangements for our product candidates on terms favorable to us, we may never become profitable. Even if we do become profitable, we may not be able to sustain or increase our profitability on a quarterly or annual basis.

         Our success depends substantially on our most advanced product candidates, which are still under development. If we are unable to bring any or all of these product candidates to market, or experience significant delays in doing so, our ability to generate product revenue and our likelihood of success will be harmed.

        Our ability to generate product revenue in the future will depend heavily on the successful development and commercialization of these product candidates. Our other product candidates are in the discovery stage. Any of our product candidates could be unsuccessful for a variety of reasons, including that they:

  •
  may not demonstrate acceptable safety and efficacy in preclinical studies or clinical trials or otherwise may not meet applicable regulatory standards for approval;

  •
  may not offer therapeutic, safety or other improvements over existing or future drugs used to treat the same conditions;

  •
  may not be capable of being produced in commercial quantities at acceptable costs; or

  •
  may not be accepted in the medical community or by third-party payors.

        We do not expect any of our current product candidates to be commercially available before 2012, if at all. If we are unable to make our product candidates commercially available, we will not generate product revenues and we will not be successful. The results of our clinical trials to date do not provide assurance that acceptable efficacy or safety will be shown upon completion of Phase 3 clinical trials.

         We expect to depend on collaborative arrangements to complete the development and commercialization of each of our product candidates. Potential collaborative arrangements will likely place the development of our product candidates outside of our control and will likely require us to relinquish important rights or may otherwise be on terms unfavorable to us.

        We plan to enter into collaborative arrangements with third parties to develop and commercialize each of our lead product candidates. Dependence on collaborative arrangements for development and commercialization of our product candidates will subject us to a number of risks, including:

  •
  we may not complete a collaborative arrangement in time to avoid delays in clinical development, if at all, and if no collaborative arrangement is achieved, product development may be halted altogether;

  •
  we may not be able to control the amount and timing of resources that our collaborators may devote to the development or commercialization of product candidates or to their marketing and distribution;

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  collaborators may delay clinical trials, provide insufficient funding for a clinical trial program, stop a clinical trial or abandon a product candidate, repeat or conduct new clinical trials or require a new formulation of a product candidate for clinical testing;

  •
  we may have limited control over our clinical trial design;

  •
  disputes may arise between us and our collaborators that result in the delay or termination of the research, development or commercialization of our product candidates or that result in costly litigation or arbitration that diverts management's attention and resources;

  •
  our collaborators may experience financial difficulties;

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  collaborators may not properly maintain or defend our intellectual property rights or may use our proprietary information in such a way as to invite litigation that could jeopardize or invalidate our proprietary information or expose us to potential litigation;

  •
  business combinations or significant changes in a collaborator's business strategy may adversely affect a collaborator's willingness or ability to fulfill its obligations under any arrangement;

  •
  a collaborator could independently move forward with a competing product candidate developed either independently or in collaboration with others, including our competitors; and

  •
  any collaborative arrangement may be terminated or allowed to expire, which would delay the development and may increase the cost of developing our product candidates.

         Collaborative arrangements do not currently exist for any of our product candidates. If we do not establish collaborations for each of our ATI-5923, ATI-2042, ATI-9242 and ATI-7505 product candidates or future product candidates, we may have to alter our development and commercialization plans.

        Our strategy includes selectively collaborating with leading pharmaceutical and biotechnology companies to assist us in furthering the development and potential commercialization of some of our product candidates, including ATI-5923, ATI-2042, ATI-9242 and ATI-7505. We intend to seek partners because the commercialization of each of our first four product candidates involves a large, primary care market that must be served by large sales and marketing organizations and because we do not currently have the capabilities to perform Phase 3 clinical trials. We face significant competition in seeking appropriate collaborators, and these collaborations are complex and time-consuming to negotiate and document. We may not be able to negotiate collaborations on acceptable terms, if at all. We are unable to predict when, if ever, we will enter into any collaborations because of the numerous risks and uncertainties associated with establishing collaborations. If we are unable to negotiate an acceptable collaboration, we may have to curtail the development of a particular product candidate, reduce or delay its development program or one or more of our other development programs, delay its potential commercialization or reduce the scope of our sales or marketing activities or increase our expenditures and undertake development or commercialization activities at our own expense. If we elect to increase our expenditures to fund development or commercialization activities on our own, we may need to obtain additional capital, which may not be available to us on acceptable terms, if at all. If we do not have sufficient funds, we will not be able to bring our product candidates to market and generate product revenues.

         The commercial success of our potential collaborations will depend in part on the development and marketing efforts of our potential partners, over which we will have limited control. If our collaborations are unsuccessful, our ability to develop and commercialize and to generate future revenue from the sale of our products will be significantly reduced.

        Our dependence on future collaboration arrangements will subject our company to a number of risks. Our ability to develop and commercialize each of our product candidates will depend on our and our potential collaboration partner(s)' ability to establish the safety and efficacy of each respective product candidate, obtain and maintain regulatory approvals and achieve market acceptance of the product candidate(s) once commercialized. Our potential collaboration partner(s) may elect to delay or terminate development of our product candidates, independently develop products that compete with ours, or fail to commit sufficient resources to the marketing and distribution of our product candidates. The termination of a collaboration agreement may cause us to incur additional and unanticipated costs that may be material to our operations.

        Business combinations, significant changes in business strategy, litigation and/or financial difficulties may also adversely affect the willingness or ability of our potential collaboration partners to fulfill their obligations to us. If a partner fails to perform in the manner we expect, our potential to develop and commercialize the respective product candidate(s) through other collaborations and to generate future revenue from the sale of the product candidate(s) may be significantly reduced. If a conflict of interest arises between us and our collaboration partner(s), they may act in their own self-interest and not in the interest of our company or our stockholders. If a collaboration partner breaches or terminates their collaboration agreement with us or otherwise fails to perform their obligations thereunder in a timely manner, the clinical development or commercialization of the respective product candidate(s) could be delayed or terminated. For example, our collaboration with P&G on the development and commercialization of ATI-7505 was terminated by P&G and we may experience a similar result with collaboration partners in the future on any of our product candidates.

         If we are not able to obtain required regulatory approvals, we will not be able to commercialize our product candidates, our ability to generate revenue will be materially impaired and our business will not be successful.

        Our product candidates and the activities associated with their development and commercialization are subject to comprehensive regulation by the Food and Drug Administration, or FDA, and other federal and state regulatory agencies in the United States and by comparable authorities in other countries. The inability to obtain FDA approval or approval from comparable authorities in other countries would prevent us and our collaborative partners from commercializing our product candidates in the United States or other countries. Future collaborative agreements will likely cause us to give up control of interactions with the FDA and other regulatory bodies. We or our partners may never receive regulatory approval for the commercial sale of any of our product candidates. We have only limited experience in preparing and filing the applications necessary to gain regulatory approvals and have not received regulatory approval to market any of our product candidates in any jurisdiction. The process of applying for regulatory approval is expensive, often takes many years and can vary substantially based upon the type, complexity and novelty of the product candidates involved.

        Because our product candidates are modeled after drugs which are known to have safety problems, the FDA and other regulatory agencies may require additional safety testing which may delay our clinical progress, increase our expected costs or make further development unfeasible. For instance, because of known problems with the drug after which it was modeled, we were required to conduct significant monitoring for cardiac toxicity in our clinical studies of ATI-7505.

        Changes in regulatory approval policies during the development period, changes in, or the enactment of, additional regulations or statutes or changes in the regulatory review team for each submitted product application may cause delays in the approval or rejection of an application. Even if the FDA or a foreign regulatory agency approves a product candidate, the approval may impose significant restrictions on the indicated uses, conditions for use, labeling, advertising, promotion, marketing and/or production of such product and may impose requirements for post-approval studies, including additional research and development and clinical trials. The FDA and other agencies also may impose various civil or criminal sanctions for failure to comply with regulatory requirements, including substantial monetary penalties and withdrawal of product approval.

        The FDA has substantial discretion in the approval process and may refuse to accept any application or decide that our data are insufficient for approval and require additional preclinical, clinical or other studies. For example, varying interpretations of the data obtained from preclinical and clinical testing could delay, limit or prevent regulatory approval of a product candidate. Moreover, the FDA may not agree that certain target indications are approvable. For instance, the FDA has never approved a drug for postprandial distress syndrome, or PDS, and we cannot be certain that the FDA will recognize PDS as an indication for which ATI-7505 or other drugs can be approved. As another example, while we believe we have clear direction from the FDA as to the development path for ATI-5923 based on our initial discussions, the FDA may change their judgment on the appropriate development pathway for ATI-5923 at any time.

        We will need to obtain regulatory approval from authorities in foreign countries to market our product candidates in those countries. We have not yet initiated the regulatory process in any foreign jurisdictions. Approval by one regulatory authority does not ensure approval by regulatory authorities in other jurisdictions. If we fail to obtain approvals from foreign jurisdictions, the geographic market for our product candidates would be limited.

         Safety issues relating to our product candidates or the original drugs upon which our product candidates have been modeled, or relating to approved products of third parties that are similar to our product candidates, could give rise to delays in the regulatory approval process.

        Discovery of previously unknown problems with an approved product may result in restrictions on its permissible uses, including withdrawal of the medicine from the market. Each of the opportunities upon which we have chosen to focus is based upon our belief that our RetroMetabolic Drug Design technology can be used to create a new product based upon an existing product which is efficacious in treating a specific condition, but which has a known safety problem. Each of our four lead product candidates is modeled on drugs which have significant safety problems. ATI-5923 is modeled on warfarin which is known to have safety risks because of its potential for bleeding and for drug-drug interactions with numerous other drugs as listed on the package insert for the product. ATI-2042 is modeled on amiodarone which is used, but not approved, for atrial fibrillation in spite of known safety problems due to its accumulation in the body and interaction with other drugs. Both amiodarone and ATI-2042 contain iodine which can accumulate in the thyroid and must be monitored for safety purposes. In addition, ATI-2042 is partially metabolized by CYP450 and, at high dose levels has caused drug-drug interactions with warfarin, which increased INR and could increase the risk of hemorrhage complications. ATI-9242 is modeled to retain certain of the positive features of the class of atypical antipsychotic drugs while lessening certain of the safety issues that vary but exist within the class. The receptor profile which yields the positive and avoids the negative features of this class of drugs is a matter of great debate. While we have designed ATI-9242 to have an appropriate balance across a very complex set of receptors, we may have targeted an inappropriate profile or the profile attained may result in an unanticipated lack of efficacy or safety problems. ATI-7505 is modeled on cisapride which was withdrawn from the market due to fatal cardiac problems. Although we have designed our drugs to largely address each of the original drugs' key safety problems, we will need to continue to demonstrate this through continued clinical testing. It is possible that the FDA may impose additional requirements on the development or approval of our products because of its concern about the original drug's safety problems. For example, the FDA may interpret the results of our recently submitted Thorough QT study, testing the cardiac safety of ATI-7505, differently than we do. These potential additional barriers could delay, increase the cost of, or prevent the commercialization of our product candidates.

        Our product candidates are engineered to be broken down by the body's natural metabolic processes in a manner we believe to be safer than that of the original drug. There can be no assurance that the products we develop will actually be metabolized as we expect. While we have designed the breakdown products to be safe, it is possible that there will be unexpected toxicity associated with these breakdown products that could cause our products to be poorly tolerated by, or toxic to, humans. Additionally, while we believe we have addressed the key safety problem of each of the original drugs, it is possible that our change to the chemical structure may result in new unforeseen safety issues. Any unexpected toxicity or suboptimal tolerance of our products would delay or prevent commercialization of these product candidates.

        Additionally, problems with approved products marketed by third parties that utilize the same therapeutic target as our product candidates could adversely affect the development of our product candidates. For example, the recent product withdrawals of Vioxx by Merck & Co., Inc. and Bextra by Pfizer because of safety issues caused other drugs that have the same therapeutic target, such as Celebrex from Pfizer, to receive additional scrutiny from regulatory authorities. Another prokinetic, tegaserod marketed by Novartis Pharmaceuticals Corporation as Zelnorm, was temporarily withdrawn from the market and then reintroduced in a very limited manner due to certain cardiac effects which have been reported to be related to its off-target effects. It is possible that we or a future collaboration partner may be required by regulatory agencies to perform tests, in addition to those we have planned, in order to demonstrate that ATI-7505 does not have the safety problems associated with Zelnorm. Any failure or delay in commencing or completing clinical trials or obtaining regulatory approvals for our product candidates would delay commercialization of our product candidates and severely harm our business and financial condition.

         Global credit and financial market conditions could negatively impact the value of our current portfolio of cash equivalents or short-term investments and make it more difficult and costly for us to raise additional capital.

        Currently, there is turmoil in the U.S. economy due to a global credit crisis that has resulted in tightening credit markets and rising liquidity concerns across most industries, including the banking and investments sector. While as of the date of this filing, we are not aware of any material losses, or other significant deterioration in the fair value of our cash equivalents or investments in marketable securities since September 30, 2008, no assurance can be given that further deterioration in conditions of the global credit and financial markets would not negatively impact our current portfolio of cash equivalents or investments in marketable securities or our ability to meet our financing objectives to allow us to continue our operations. In addition, as a result of current market conditions, banks and other credit grantors have tightened their lending standards, investors have become more risk adverse and economic growth has been negatively impacted. These factors are contributing to reduced credit availability and rising costs for issuers needing to raise additional capital. If these factors continue to affect the credit and equity markets, our ability to raise capital may be adversely affected if not completely hindered.

         Any failure or delay in commencing or completing clinical trials for our product candidates could severely harm our business.

        To date, we have not completed the clinical trial program of any product candidate. The commencement and completion of clinical trials for our product candidates may be delayed or terminated as a result of many factors, including:

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  our inability or the inability of our collaborators or licensees to manufacture or obtain from third parties materials sufficient for use in preclinical studies and clinical trials;

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  delays in patient enrollment, which we previously experienced in certain trials, and variability in the number and types of patients available for clinical trials;

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  difficulty in maintaining contact with patients after treatment, resulting in incomplete data;

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  poor effectiveness of product candidates during clinical trials;

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  poor patient compliance while participating in one of our clinical trials;

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  unforeseen safety issues or side effects; and

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  governmental or regulatory delays and changes in regulatory requirements, policies and guidelines.

        Any delay in commencing or completing clinical trials for our product candidates would delay commercialization of our product candidates and severely harm our business and financial condition. It is also possible that none of our product candidates will complete clinical trials in any of the markets in which our collaborators or we intend to sell those product candidates. Accordingly, our collaborators or we would not receive the regulatory approvals needed to market our product candidates, which would severely harm our business and financial condition.

         We rely on third parties to conduct our clinical trials. If these third parties do not perform as contractually required or expected, we may not be able to obtain regulatory approval for or commercialize our product candidates.

        We do not have the ability to independently conduct clinical trials for our product candidates, and thus for each of our product candidates we must rely on third parties such as contract research organizations, medical institutions, clinical investigators and contract laboratories, to conduct our clinical trials. We have, in the ordinary course of business, entered into agreements with these third parties. To date, we have utilized numerous vendors to provide clinical trial management, data collection and analysis and laboratory and safety analysis services to us in the conduct of our clinical trials. In addition, to date we have conducted our clinical trials at numerous sites in North America and Europe. Nonetheless, we are responsible for confirming that each of our clinical trials is conducted in accordance with its general investigational plan and protocol. Moreover, the FDA requires us to comply with regulations and standards, commonly referred to as good clinical practices, for conducting and recording and reporting the results of clinical trials to assure that data and reported results are credible and accurate and that the trial participants are adequately protected. Our reliance on third parties that we do not control does not relieve us of these responsibilities and requirements. If these third parties do not successfully carry out their contractual duties or regulatory obligations or meet expected deadlines, if the third parties need to be replaced or if the quality or accuracy of the data they obtain is compromised owing to the failure to adhere to our clinical protocols or regulatory requirements or for other reasons, our clinical trials may be extended, delayed, suspended or terminated, and we may not be able to obtain regulatory approval for, or successfully commercialize, our product candidates.

         If some or all of our patents expire, are invalidated or are unenforceable, or if some or all of our patent applications do not yield issued patents or yield patents with narrow claims, competitors may develop competing products using our intellectual property and our business will suffer.

        Our success will depend in part on our ability to obtain and maintain patent and trade secret protection for our technologies and product candidates both in the United States and other countries. We rely on composition of matter patents for the compounds we develop. We cannot guarantee that any patents will issue from any of our pending or future patent applications. Alternatively, a third party may successfully circumvent our patents. Our rights under any issued patents may not provide us with sufficient protection against competitive products or otherwise cover commercially valuable products or processes.

        The degree of future protection for our proprietary technologies and product candidates is uncertain because legal means afford only limited protection and may not adequately protect our rights or permit us to gain or keep our competitive advantage. For example:

  •
  we might not have been the first to make the inventions covered by each of our pending patent applications and issued patents;

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  we might not have been the first to file patent applications for these inventions;

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  others may independently develop similar or alternative technologies or duplicate any of our technologies;

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  it is possible that none of our pending patent applications will result in issued patents;

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  any patents issued to us or our collaborators may not provide a basis for commercially viable products or may be challenged by third parties;

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  the patents of others may have an adverse effect on our ability to do business; or

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  regulators or courts may retroactively diminish the value of our intellectual property.

        Even if valid and enforceable patents cover our product candidates and technologies, the patents will provide protection only for a limited amount of time. As our patents are based on a parent drug where much research has been conducted, we may encounter many competitive patents from covered analogs of the parent drug. Our know-how and trade secrets may only provide a competitive advantage for a short amount of time.

        Our ability and our potential collaborators' ability to obtain patents is highly uncertain because, to date, some legal principles remain unresolved, there has not been a consistent policy regarding the breadth or interpretation of claims allowed in patents in the United States and the specific content of patents and patent applications that are necessary to support and interpret patent claims is highly uncertain due to the complex nature of the relevant legal, scientific and factual issues. Recent patent-related decisions in the U.S. Federal Courts may make protection of patents in our industry even more difficult. Similarly, the U.S. Patent and Trademark Office, or USPTO, recently attempted to promulgate changes to patent rules that could have materially affected the ability of companies in our industry to obtain patents. An April 1, 2008 decision by the U.S. District Court for the Eastern District of Virginia set aside the new rules, but the USPTO has indicated that they intend to appeal the decision. The USPTO has further proposed rule changes that could be enacted at any time. While such rule changes may also be challenged, there is no guarantee of a decision that is favorable to patent holders' rights. In addition to the changes originating in the courts and the USPTO, Congress has been debating the enactment of substantial changes to U.S. patent law, which may make obtaining new patents more difficult, diminish the value of our intellectual property or narrow the scope of our patent protection. The patent reform bill has passed in the House (H.R. 1908) but has not yet passed in the Senate (S. 1145). At present, it is uncertain whether S.1145 will be introduced or passed in the new session of Congress. It is also uncertain whether the bills will be reintroduced in future years. The above-described changes, as well as future changes, to either patent rules, patent laws or interpretations of patent laws in the United States and other countries may diminish the value of our intellectual property or narrow the scope of our patent protection. Furthermore, the policies governing biotechnology patents outside the United States are even more uncertain.

        Even if patents are issued regarding our product candidates or methods of using them, those patents can be challenged by our competitors who can argue such patents are invalid and/or unenforceable. Patents also may not protect our product candidates if competitors devise ways of making these or similar product candidates without legally infringing our patents. The Federal Food, Drug and Cosmetic Act and FDA regulations and policies provide incentives to manufacturers to challenge patent validity or create modified, noninfringing versions of a drug in order to facilitate the approval of generic substitutes. These same types of incentives encourage manufacturers to submit new drug applications that rely on literature and clinical data not prepared for or by the drug sponsor.

        As of November 28, 2008, we held 43 issued or allowed U.S. patents and had 18 patent applications pending before the USPTO. For some of our inventions, corresponding foreign patent protection is pending. Of the 43 U.S. patents that we hold, 39 patents are compound- and composition-related, having expiration dates from 2013 to 2025. The composition of matter patent for ATI-5923, our compound for anticoagulation, issued in August 2007 and has an expiration date in 2025. Our composition of matter patent for ATI-2042, our compound for the treatment of atrial fibrillation, issued in April 2002 and has an expiration date in 2020. The composition of matter patent for ATI-7505, our compound for the treatment of gastrointestinal disorders, issued in February 2007 and has an expiration date in 2025. Although third parties may challenge our rights to, or the scope or validity of, our patents, to date we have not received any communications from third parties challenging our patents or patent applications covering our clinical candidates.

        While ATI-5923, ATI-2042 and ATI-7505 are all covered in the United States by issued composition of matter patents, additional patent applications would be required to extend patent protection beyond 2025, 2020 and 2025, respectively (assuming the validity and enforceability of the current composition of matter patents). We cannot guarantee that any patents will be issued from our pending or future patent applications, and any patents that issue from such pending or future patent applications would be subject to the same risks described herein for currently issued patents.

        Our research and development collaborators may have rights to publish data and other information in which we have rights. In addition, we sometimes engage individuals or entities to conduct research that may be relevant to our business. The ability of these individuals or entities to publish or otherwise publicly disclose data and other information generated during the course of their research is subject to certain contractual limitations. In most cases, these individuals or entities are at the least precluded from publicly disclosing our confidential information and are only allowed to disclose other data or information generated during the course of the research after we have been afforded an opportunity to consider whether patent and/or other proprietary protection should be sought. If we do not apply for patent protection prior to such publication or if we cannot otherwise maintain the confidentiality of our technology and other confidential information, then our ability to receive patent protection or protect our proprietary information may be jeopardized.

         Failure to adequately protect our trade secrets and other intellectual property could substantially harm our business and results of operations.

        We also rely on trade secrets to protect our technology, especially where we do not believe that patent protection is appropriate or obtainable. This is particularly true for our RetroMetabolic Drug Design technology. However, trade secrets are difficult to protect. Our employees, consultants, contractors, outside scientific collaborators and other advisors are required to sign confidential disclosure agreements but they may unintentionally or willfully disclose our confidential information to competitors. Enforcing a claim that a third party illegally obtained and is using our trade secrets is expensive and time-consuming, and the outcome is unpredictable. Failure to obtain or maintain trade secret protection could adversely affect our competitive business position.

         Third-party claims of intellectual property infringement would require us to spend significant time and money and could prevent us from developing or commercializing our products.

        Our commercial success depends in part on not infringing the patents and proprietary rights of other parties and not breaching any licenses that we have entered into with regard to our technologies and products. Because others may have filed, and in the future are likely to file, patent applications covering products or other technologies of interest to us that are similar or identical to ours, patent applications or issued patents of others may have priority over our patent applications or issued patents. There are numerous issued and applied for patents related to the original molecules and analogs of such from which our products are engineered. If the patents are determined to be valid and construed to cover our products, the development and commercialization of any or all could be affected. We do not believe that our activities infringe the patents of others or that the patents of others inhibit our freedom to operate. However, it is possible that others may choose to challenge this position and that a judge or jury will disagree with our conclusions, and we could incur substantial costs in litigation if we are required to defend against patent suits brought by third parties. Similarly, if we initiate suits to defend our patents, such litigation could be costly and there is no assurance we would be successful in such processes. Any legal action against our collaborators or us claiming damages and seeking to enjoin commercial activities relating to the affected products and processes could, in addition to subjecting us to potential liability for damages, require our collaborators or us to obtain a license to continue to manufacture or market the affected products and processes. Licenses required under any of these patents may not be available on commercially acceptable terms, if at all. Failure to obtain such licenses could materially and adversely affect our ability to develop, commercialize and sell our product candidates. We believe that there may continue to be significant litigation in the biotechnology and pharmaceutical industry regarding patent and other intellectual property rights. If we become involved in litigation, it could consume a substantial portion of our management and financial resources and we may not prevail in any such litigation.

        Furthermore, our commercial success will depend, in part, on our ability to continue to conduct research to identify additional product candidates in current indications of interest or opportunities in other indications. Some of these activities may involve the use of genes, gene products, screening technologies and other research tools that are covered by third-party patents. Court decisions have indicated that the exemption from patent infringement afforded by Title 35, Section 271(e)(1) of the United States Code does not encompass all research and development activities associated with product development. In some instances, we may be required to obtain licenses to such third-party patents to conduct our research and development activities, including activities that may have already occurred. It is not known whether any license required under any of these patents would be made available on commercially acceptable terms, if at all. Failure to obtain such licenses could materially and adversely affect our ability to maintain a pipeline of potential product candidates and to bring new products to market. If we are required to defend against patent suits brought by third parties relating to third-party patents that may be relevant to our research activities, or if we initiate such suits, we could incur substantial costs in litigation. Moreover, an adverse result from any legal action in which we are involved could subject us to damages and/or prevent us from conducting some of our research and development activities.

         If third parties do not manufacture our product candidates in sufficient quantities or at an acceptable cost, clinical development and commercialization of our product candidates would be delayed.

        We presently do not have sufficient quantities of our product candidates to complete clinical trials of any of our lead product candidates. We do not currently own or operate manufacturing facilities, and we rely and expect to continue to rely on a small number of third-party manufacturers and active pharmaceutical ingredient formulators for the production of clinical and commercial quantities of our product candidates. We do not have long-term agreements with any of these third parties, and our agreements with these parties are generally terminable at will by either party at any time. If for any reason, these third parties are unable or unwilling to perform under our agreements or enter into new agreements, we may not be able to locate alternative manufacturers or formulators or enter into favorable agreements with them. Any inability to acquire sufficient quantities of our product candidates in a timely manner from these third parties could delay clinical trials and prevent us from developing and commercializing our product candidates in a cost-effective manner or on a timely basis.

        The starting materials for the production of ATI-5923 are provided by Synquest Labs, Inc. and Chem Uetikon, GmbH. To date, the active pharmaceutical ingredient for ATI-5923 has been produced by ChemShop BV of the Netherlands and Corum Inc. of Taiwan on an ongoing purchase order basis. Should ChemShop BV or Corum Inc. cease to serve as the supplier of ATI-5923, a delay in the development of ATI-5923 could occur, impairing our ability to commercialize ATI-5923 on our existing timeline. ATI-5923's active pharmaceutical ingredient is processed into 1 milligram, 2 milligram, 5 milligram or 10 milligram tablets by QS Pharma.

        The starting materials for the production of ATI-2042 are provided by the following vendors: SCI Pharmtech, Inc., Lexen Inc., Panchim, Julich GmbH and Weylchem Inc. To date, Ricerca, Biosciences, LLC, ScinoPharm Ltd. and SCI Pharmtech have produced all of ATI-2042's active pharmaceutical ingredient. Historically, we have relied on Ricerca, ScinoPharm and SCI Pharmtech as single-source suppliers for ATI-2042's active pharmaceutical ingredients. In the event that Ricerca,

Biosciences, LLC, ScinoPharm Ltd. or SCI Pharmtech could not produce ATI-2042, we would not be able to manufacture ATI-2042's active pharmaceutical ingredient. This could delay the development of, and impair our ability to, commercialize ATI-2042. To produce ATI-2042 drug product, drug substance is processed into 50 milligram or 200 milligram capsule forms by Patheon Inc.

        The starting materials for the production of ATI-9242 are provided by the following vendors: Corum Inc., Alfa Aesar, Apollo Scientific Ltd., and SKECHEM. To date, the active pharmaceutical ingredient for ATI-9242 has been produced exclusively by Corum Inc. in Taiwan. In the event that Corum Inc. could not produce ATI-9242, we would not be able to manufacture ATI-9242's active pharmaceutical ingredient. This could delay the development of, and impair our ability to, commercialize ATI-9242. To produce ATI-9242 drug product, drug substance is processed into 20 milligram capsule form by Xcelience LLC.

        The starting materials for the production of ATI-7505 are provided by the following vendors: SCI Pharmtech, Inc., Corum, Inc. and Lexen Inc. To produce ATI-7505 drug products, drug substance is processed into 20 milligram or 40 milligram tablet form by Pharmaceutics International, Inc. In the event that any of these vendors are unable or unwilling to produce sufficient quantities of material for the manufacture of ATI-7505, the development and/or commercialization of ATI-7505 could be delayed or impaired.

        All of our current arrangements with third-party manufacturers and suppliers for the production of our product candidates are on a purchase order basis. We currently do not have long-term supply contracts with any of the third-party manufacturers and suppliers for our product candidates, and they are not required to supply us with products for any specified periods, in any specified quantities or at any set price, except as may be specified in a particular purchase order. We have no reason to believe that any of the current manufacturers and suppliers for our product candidates is the sole source for the materials they supply us. However, if we were to lose one of these vendors and were unable to obtain an alternative source on a timely basis or on terms acceptable to us, our clinical and production schedules could be delayed. In addition, to the extent that any of these vendors uses technology or manufacturing processes that are proprietary, we may be unable to obtain comparable materials from alternative sources.

         If we are required to obtain alternate third-party manufacturers, it could delay or prevent the clinical development and commercialization of our product candidates.

        We may not be able to maintain or renew our existing or any other third-party manufacturing arrangements on acceptable terms, if at all. If we are unable to continue relationships with our current suppliers, or to do so at acceptable costs, or if these suppliers fail to meet our requirements for these product candidates for any reason, we would be required to obtain alternative suppliers. Any inability to obtain qualified alternative suppliers, including an inability to obtain or delay in obtaining approval of an alternative supplier from the FDA, would delay or prevent the clinical development and commercialization of these product candidates.

        Changes in manufacturing site, process or scale can trigger additional regulatory requirements that could delay our ability to perform certain clinical trials or obtain product approval.

        The manufacturing and formulation of each of our lead product candidates that have been tested in humans to date has been performed by entities other than those that will likely manufacture the products for future clinical trials or commercial use. There is a possibility that analysis of future clinical trials will show that the results from our earlier clinical trials have not been replicated. The failure to replicate these earlier clinical trials would delay our clinical development timelines. New impurity profiles that occur as a result of changing manufacturers may lead to delays in clinical trial testing and approvals.

         Use of third-party manufacturers may increase the risk that we will not have adequate supplies of our product candidates.

        Our current and anticipated future reliance on third-party manufacturers will expose us and our future collaborative partners to risks that could delay or prevent the initiation or completion of our clinical trials, the submission of applications for regulatory approvals, the approval of our product by the FDA or the commercialization of our products, and may result in higher costs or lost product revenues. In particular, our contract manufacturers could:

  •
  encounter difficulties in achieving volume production, quality control and quality assurance or suffer shortages of qualified personnel, which could result in their inability to manufacture sufficient quantities of drugs to meet our clinical schedules or to commercialize our product candidates;

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  terminate or choose not to renew manufacturing agreements, based on their own business priorities, at a time that is costly or inconvenient for us;

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  fail to establish and follow FDA-mandated current good manufacturing practices, or cGMPs, which are required for FDA approval of our product candidates, or fail to document their adherence to cGMPs, either of which could lead to significant delays in the availability of material for clinical studies and delay or prevent marketing approval for our product candidates; and

  •
  breach or fail to perform as agreed under manufacturing agreements.

        If we are not able to obtain adequate supplies of our product candidates, it will be more difficult for us to develop our product candidates and compete effectively. Our product candidates and any products that we may develop may compete with other product candidates and products for access to manufacturing facilities.

        In addition, Lexen, SCI Pharmtech, Scinopharm, Corum Inc. and ChemShop BV are located outside of the United States. This may give rise to difficulties in importing our product candidates or their components into the United States as a result of, among other things, FDA import inspections, incomplete or inaccurate import documentation, or defective packaging.

         If our preclinical studies do not produce successful results or our clinical trials do not demonstrate safety and efficacy in humans, we will not be able to commercialize our product candidates.

        To obtain the requisite regulatory approvals to market and sell any of our product candidates, we must demonstrate, through extensive preclinical studies and clinical trials, that the product candidate is safe and effective in humans. To date, we have not completed the clinical trials of any product candidate. Preclinical and clinical testing is expensive, can take many years and has an uncertain outcome. A failure of one or more of our clinical trials could occur at any stage of testing. In addition, success in preclinical testing and early clinical trials does not ensure that later clinical trials will be successful, and interim results of a clinical trial do not necessarily predict final results. We may experience numerous unforeseen events during, or as a result of, preclinical testing and the clinical trial process, which could delay or prevent our ability to commercialize our product candidates, including:

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  regulators or institutional review boards may not authorize us to commence a clinical trial at a prospective trial site;

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  our preclinical studies or clinical trials may produce negative or inconclusive results, which may require us to conduct additional preclinical or clinical testing or to abandon development projects;

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  we may suspend or terminate our clinical trials if the participating patients are being exposed to unacceptable health risks;

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  regulators or institutional review boards may suspend or terminate clinical research for various reasons, including noncompliance with regulatory requirements;

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  the effects of our product candidates may not be the desired effects or may include undesirable side effects; and

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  our preclinical studies or clinical trials may show that our product candidates are not superior to the original drugs on which our product candidates are modeled.

        For instance, our preclinical studies and clinical trials may indicate that our product candidates cause unexpected drug-drug interactions and result in adverse events. As another example, additional clinical trials of ATI-5923 will be necessary in order to demonstrate clinical superiority to warfarin. Even if we adequately demonstrate that ATI-5923 is safe and effective and obtain FDA approval, we may not be permitted to market it as superior to warfarin. In addition, ATI-2042's preclinical studies contain results that are currently being monitored in the clinic. Inhibition of testicular function was observed in one animal species as part of these studies. No such effect has been observed to date in the clinic and monitoring continues. In published studies, a similar effect is thought to be correlated with the accumulation of amiodarone in tissues. A possible renal effect was also observed at high doses in our rat and dog toxicology studies for ATI-2042. While we will continue to monitor patients for these effects, there is no assurance these effects will not occur in patients as part of our ongoing and planned clinical trials for ATI-2042, and have a resulting adverse effect on our ability to obtain requisite regulatory approval to market and sell ATI-2042. In a canine toxicology study of ATI-7505 performed by our former collaboration partner, P&G, six deaths occurred at doses that were 10 and 20 times greater than doses currently being used in clinical trials. Our clinical trials to date have indicated only mild to moderate side effects in humans. However, further observation is warranted.

        Even when our product candidates do not cause any adverse effects, clinical studies of efficacy may show that our product candidates do not have significant effects on target symptoms or may be inconclusive. For example, ATI-7505 was tested in two Phase 2 clinical trials in which the primary endpoints were not met in comparison to placebo. Although these studies did support ATI-7505's efficacy against certain symptoms as secondary endpoints, if future studies show that ATI-7505 is not sufficiently efficacious to justify its use as a therapy, our business and prospects may be materially adversely affected. In addition, we may need to reformulate the ATI-9242 drug product should we find in our on-going Phase 1 testing that adequate blood levels are not achieved with our current formulation.

        Unforeseen events could cause us to experience significant delays in, or the termination of, clinical trials. Any such events would increase our costs and could delay or prevent our ability to commercialize our product candidates, which would adversely impact our financial results.

         We may not be successful in our efforts to identify or discover additional candidates using our RetroMetabolic Drug Design Technology.

        An important element of our strategy is to continue to identify existing molecules which have demonstrated efficacy, but have safety problems that are amenable to our RetroMetabolic Drug Design technology. Other than ATI-5923, ATI-2042, ATI-9242 and ATI-7505, all of our programs are in the preclinical or discovery stage. Research programs to identify new product candidates require substantial technical, financial and human resources. These programs may initially show promise in identifying potential product candidates, yet fail to yield product candidates for clinical development for a number of reasons, including:

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  the research methodology used may not be successful in identifying potential product candidates; or

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  potential product candidates may, on further study, be found not to retain the efficacy profile of the original molecule or be shown to retain harmful side effects or other characteristics suggesting that they are unlikely to be effective products. For instance, at high doses our ATI-2042 product candidate interacts with warfarin and causes prolonged INR which could increase the risk of hemorrhage complications.

        If we are unable to develop suitable product candidates through internal research programs or otherwise, we may not be able to increase our revenues in future periods, which could result in significant harm to our financial position and adversely impact our stock price.

         Our product candidates will remain subject to ongoing regulatory review even if they receive marketing approval. If we fail to comply with continuing regulations, we could lose these approvals and the sale of our products could be suspended.

        Even if we receive regulatory approval to market a particular product candidate, the approval could be conditioned on our conducting additional costly post-approval studies or could limit the indicated uses included in our labeling. Moreover, the product may later cause adverse effects that limit or prevent its widespread use, force us to withdraw it from the market or impede or delay our ability to obtain regulatory approvals in additional countries. In addition, the manufacturer of the product and its facilities will continue to be subject to FDA review and periodic inspections to ensure adherence to applicable GMPA regulations. After receiving marketing approval, the manufacturing, labeling, packaging, adverse event reporting, storage, advertising, promotion and record keeping related to the product will remain subject to extensive regulatory requirements.

        If we fail to comply with the regulatory requirements of the FDA and other applicable U.S. and foreign regulatory authorities or previously unknown problems with our products, manufacturers or manufacturing processes are discovered, we could be subject to administrative or judicially imposed sanctions, including:

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  restrictions on the products, manufacturers or manufacturing processes;

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  warning letters;

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  civil or criminal penalties or fines;

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  injunctions;

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  product seizures, detentions or import bans;

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  voluntary or mandatory product recalls and publicity requirements which themselves could vary in different countries outside the United States;

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  suspension or withdrawal of regulatory approvals;

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  total or partial suspension of production; and

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  refusal to approve pending applications for marketing approval of new drugs or supplements to approved applications.

         Because we have a number of product candidates and are considering a variety of target indications, we may expend our limited resources to pursue a particular candidate or indication and fail to capitalize on candidates or indications that may be more profitable or for which there is a greater likelihood of success.

        Because we have limited financial and managerial resources, we must focus on research programs and product candidates for the specific opportunities that we believe are the most amenable to our RetroMetabolic Drug Design and are the most commercially promising. As a result, we may forego or delay pursuit of opportunities with other product candidates or other indications that later prove to have greater commercial potential. Our resource allocation decisions may cause us to fail to capitalize on viable commercial products or profitable market opportunities. In addition, we may spend valuable time and managerial and financial resources on research programs and product candidates for specific indications that ultimately do not yield any commercially viable products. If we do not accurately evaluate the technical feasibility and the commercial potential or target market for a particular product candidate, we may relinquish valuable rights to that product candidate through collaboration, licensing or other royalty arrangements in situations where it would have been more advantageous for us to retain sole rights to development and commercialization.

         The commercial success of any products that we may develop will depend upon the degree of market acceptance among physicians, patients, healthcare payors and the medical community.

        Any products that we may develop may not gain market acceptance among physicians, patients, healthcare payors and the medical community. If these products do not achieve an adequate level of acceptance, we may not generate material product revenues and we may not become profitable. The degree of market acceptance of any of our product candidates, if approved for commercial sale, will depend on a number of factors, including:

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  demonstration of efficacy and safety in clinical trials;

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  demonstration that we have adequately addressed the specific safety problem of the original molecule;

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  the prevalence and severity of any side effects;

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  potential or perceived advantages over alternative treatments;

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  perceptions about the relationship or similarity between our product candidates and the original drug upon which each RetroMetabolic Drug Design candidate was based;

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  advantage over other drugs may not be sufficiently great enough to obtain premium pricing;

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  the timing of market entry relative to competitive treatments;

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  the ability to offer our product candidates for sale at competitive prices;

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  relative convenience and ease of administration;

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  the strength of marketing and distribution support;

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  sufficient third-party coverage or reimbursement; and

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  the product labeling or product insert required by the FDA or regulatory authorities in other countries.

         If we are unable to establish sales and marketing capabilities or enter into agreements with third parties to market and sell our product candidates, we may be unable to generate product revenue.

        We do not have a sales and marketing organization and have no experience in the sales, marketing and distribution of pharmaceutical products. It is our intention to use collaborative arrangements to gain access to large sales and marketing organizations in order to commercialize our product candidates. Additionally, in the event we enter into any collaboration arrangements for any of our product candidates, we may retain the right to co-promote the sales of any ultimate product(s) by establishing a small specialty sales force to market such product(s) to specific physician groups. There are risks involved with establishing our own sales and marketing capabilities and entering into arrangements with third parties to perform these services. Developing an internal sales force is expensive and time-consuming and could delay any product launch. On the other hand, if we enter into arrangements with third parties to perform sales, marketing and distribution services, our product revenues are likely to be lower than if we market and sell any products that we develop ourselves.

        We may decide to establish our own specialty sales force and engage pharmaceutical or other healthcare companies with an existing sales and marketing organization and distribution system to sell, market and distribute our products. We may not be able to establish these sales and distribution relationships on acceptable terms, or at all. Factors that may inhibit our efforts to commercialize our products without collaborators or licensees include:

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  our inability to convince future corporate partners to allow us to retain commercialization rights for specific physician groups;

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  our inability to obtain financing to establish the specialty sales force;

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  our inability to recruit and retain adequate numbers of effective sales and marketing personnel;

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  the inability of sales personnel to obtain access to or persuade adequate numbers of physicians to prescribe our products;

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  the lack of complementary products to be offered by sales personnel, which may put us at a competitive disadvantage relative to companies with more extensive product lines; and

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  unforeseen costs and expenses associated with creating an independent sales and marketing organization.

        Because the establishment of sales and marketing capabilities depends on the progress toward commercialization of our product candidates and because of the numerous risks and uncertainties involved with establishing our own sales and marketing capabilities, we are unable to predict when we will establish our own sales and marketing capabilities. If we are not able to partner with a third party and are not successful in recruiting sales and marketing personnel or in building a sales and marketing infrastructure, we will have difficulty commercializing our product candidates, which would adversely affect our business and financial condition.

         Our ability to generate revenue from any products that we may develop will depend on reimbursement and drug pricing policies and regulations.

        Many patients may be unable to pay for any products that we may develop. In the United States, many patients will rely on Medicare, Medicaid, private health insurers and other third-party payors to pay for their medical needs. Our ability to achieve acceptable levels of reimbursement for drug treatments by governmental authorities, private health insurers and other organizations will have an effect on our ability to successfully commercialize, and attract collaborative partners to invest in the development of, our product candidates. We cannot be sure that reimbursement in the United States, Europe or elsewhere will be available for any products that we may develop, and any reimbursement that may become available may be decreased or eliminated in the future. Third-party payors increasingly are challenging prices charged for medical products and services, and many third-party payors may refuse to provide reimbursement for particular drugs when an equivalent generic drug is available. Although we believe that the safety profile of any products that we may develop will be sufficiently different from the original drugs from which they are modeled to be considered unique and not subject to substitution by a generic of the original drug in the case of ATI-2042 and ATI-5923, it is possible that a third-party payor may consider our product candidate and the generic original drug as equivalents and only offer to reimburse patients for the generic drug. There are five atypical antipsychotics which currently dominate an estimated $16 billion market for such drugs. Most will be generic competitors of ATI-9242 if it ever reaches the marketplace. While we have designed ATI-9242 to have the improved efficacy and safety features over the existing atypical antipsychotics, these desired features may not be proven in clinical testing or payors may be unwilling to pay a higher price for improved features when generic alternatives are available. Even if we show improved safety with our product candidates, pricing of the existing original drug may limit the amount we will be able to charge for each of our product candidates. In the case of ATI-7505, the original molecule, cisapride, was withdrawn from the market and no generic version exists, but there are many competitive products which may limit the amount we can charge for this product candidate. If reimbursement is not available or is available only at limited levels, we may not be able to successfully commercialize our product candidates, and may not be able to obtain a satisfactory financial return on products that we may develop.

        The trend toward managed healthcare in the United States and the changes in health insurance programs, as well as legislative proposals to reform healthcare or reduce government insurance programs, may result in lower prices for pharmaceutical products, including any products that may be offered by us. In addition, any future regulatory changes regarding the healthcare industry or third-party coverage and reimbursement may affect demand for any products that we may develop and could harm our sales and profitability.

         If our competitors are able to develop and market products that are more effective, safer or less costly than any products that we may develop, our commercial opportunity will be reduced or eliminated.

        We face competition from established pharmaceutical and biotechnology companies, as well as from academic institutions, government agencies and private and public research institutions. Our commercial opportunity will be reduced or eliminated if our competitors develop and commercialize products that are safer, more effective, have fewer side effects or are less expensive than any products that we may develop. In addition, significant delays in the development of our product candidates could allow our competitors to bring products to market before us and impair our ability to commercialize our product candidates.

        Competition for ATI-5923 for use as an oral anticoagulant will continue to come from generic coumadin owing to its pricing and the years of experience physicians and patients have with the drug. Other oral anticoagulants are in development throughout the pharmaceutical and biotechnology industry. Most of these development programs fall into either the factor Xa or direct thrombin inhibitor categories. We are aware that Johnson & Johnson in collaboration with Bayer AG, Bristol-Myers Squibb Company in collaboration with Pfizer, Inc., Eli Lilly and Company and Portola Pharmaceuticals, Inc. each have factor Xa programs in Phase 2 or Phase 3 testing. We are aware of a direct thrombin inhibitor program at Boehringer-Ingelheim GmbH. The first direct thrombin inhibitor presented to the FDA for approval, ximelagatran, previously marketed as Exanta by AstraZeneca plc, has not been recommended for approval due to idiosyncratic liver toxicity problems. Although we believe ATI-5923's mechanism of action (VKOR inhibition as with warfarin) and broadly available inexpensive monitoring methodology (INR) provide an advantage, these factor Xa and direct thrombin inhibitor programs will likely present major competition in this market. In addition, there may be other compounds of which we are not aware that are at an earlier stage of development and may compete with our product candidates. If any of those compounds are successfully developed and approved, they could compete directly with our product candidates.

        We believe generic amiodarone will continue to provide competition to ATI-2042 for the treatment of atrial fibrillation, even though it is not labeled for use in atrial fibrillation. Amiodarone will continue to be used off-label in spite of its safety problems because of its generic pricing. Other treatments for atrial fibrillation, such as sotalol, marketed by Bayer HealthCare Pharmaceuticals, Inc., flecainide, marketed by 3M Company, and propafenone, marketed by Reliant Pharmaceuticals, Inc., do not have equivalent efficacy to amiodarone, but will continue to compete in the atrial fibrillation marketplace. Cardiome Pharma Corp. is in Phase 2 testing with an oral product, vernakalant, for the treatment of atrial fibrillation which they hope will have efficacy equal to or better than flecainide or sotalol, but with reduced pro-arrhythmic effects. Sanofi-Aventis has completed Phase 3 clinical trials on their oral product, dronedarone (Multaq), for the treatment of atrial fibrillation. We expect Sanofi-Aventis will use the results from these trials to file for regulatory approval from the FDA in the United States. This Phase 3 clinical trial data demonstrated improved outcomes for patients suffering from atrial fibrillation. The FDA may now require outcome studies for the approval of other treatments for atrial fibrillation, including ATI-2042. Should this be required, the Phase 3 clinical trials necessary for ATI-2042 may be more expensive, and take longer, than we anticipate. There are other companies developing devices or procedures to treat atrial fibrillation through ablation, including CryoCor, Inc. and CryoCath Technologies, Inc.

        Competition for ATI-9242 will likely come from the five largest selling atypical antipsychotics: Risperdal by Janssen Pharmaceutica, Seroquel by AstraZeneca Pharmaceuticals LP, Zyprexa by Eli Lilly and Company, Abilify by Bristol-Myers Squibb/Otsuka America Pharmaceutical, Inc. and Geodon by Pfizer Inc., which sold a collective $15.7 billion in 2007. It is likely that virtually all of these would be sold as generic versions by the time ATI-9242 could come to market. Other antipsychotics are in development which may also be competitive to ATI-9242.

        ATI-7505 has potential use in five indications: chronic constipation, functional dyspepsia, GERD, gastroparesis and IBS with constipation. Some of these indications may not be recognized by the FDA as sufficiently defined to enable regulatory approval of a drug for treatment. ATI-7505 is a prokinetic which has been shown to increase motility in the upper and lower gastrointestinal tract, including the ability to improve gastric emptying and colonic motility. Products which affect the gastrointestinal system's motility could be useful in the treatment of each of these disorders. Other prokinetics are on the market or in development which will also be competitive to ATI-7505, including tegaserod, marketed by Novartis Pharmaceuticals Corporation as Zelnorm, which was temporarily withdrawn from the market and recently re-introduced with restrictive use labeling, TD-5108, which is being developed by Theravance, and erythromycin. Many additional prokinetics are in development targeting these indications. We believe the most significant competition to ATI-7505 for the treatment of GERD is proton pump inhibitors and H2 blockers, which are currently on the market in both prescription formulations and strengths as well as in over-the-counter forms. Many major pharmaceutical companies currently market proton pump inhibitors and H2 blockers generating worldwide sales of over $17.0 billion in 2006. ATI-7505 is targeted, in part, at the approximately 20-25% of GERD patients who do not receive adequate relief from proton pump inhibitors, which reduce the creation of acid in the stomach. ATI-7505 will face competition from the prokinetics as well as many inexpensive over-the-counter indications for the treatment of these gastrointestinal disorders.

        Many of our competitors have significantly greater financial resources and expertise in research and development, manufacturing, preclinical testing, conducting clinical trials, obtaining regulatory approvals and marketing approved products than we do. Established pharmaceutical companies may invest heavily to quickly discover and develop novel compounds that could make our product candidates obsolete. Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. In addition, these companies compete with us in recruiting and retaining qualified scientific and management personnel, establishing clinical trial sites and patient registration for clinical trials, as well as in acquiring technologies and technology licenses complementary to our programs or advantageous to our business. Accordingly, our competitors may succeed in obtaining patent protection, receiving FDA approval or discovering, developing and commercializing medicines before we do. We are also aware of other companies that may currently be engaged in the discovery of medicines that will compete with the product candidates that we are developing. In addition, in the markets that we are targeting, we expect to compete against current market-leading medicines. If we are not able to compete effectively against our current and future competitors, our business will not grow and our financial condition will suffer.

         If we fail to attract and keep senior management and key scientific personnel, we may be unable to successfully develop or commercialize our product candidates.

        Our success depends on our continued ability to attract, retain and motivate highly qualified management, clinical and scientific personnel and on our ability to develop and maintain important relationships with leading clinicians. If we are not able to retain Dr. Goddard, our Chairman and Chief Executive Officer, Dr. Milner, our President, Research and Development, Mr. Varian, our Chief Operating Officer and Chief Financial Officer, Dr. Canafax, our Vice President and Chief Development Officer, and Dr. Druzgala, our Senior Vice President and Chief Scientific Officer, we may not be able to successfully develop or commercialize our product candidates. Competition for experienced scientists may limit our ability to hire and retain highly qualified personnel on acceptable terms. In addition, none of our employees have employment commitments for any fixed period of time and could leave our employment at will. We carry "key person" insurance in the amount of $1 million for each of Drs. Milner and Druzgala, but do not carry "key person" insurance covering any other members of senior management or key scientific personnel. If we fail to identify, attract and retain qualified personnel, we may be unable to continue our development and commercialization activities.

         We will need to hire additional employees in order to commercialize our product candidates. Any inability to manage future growth could harm our ability to commercialize our product candidates, increase our costs and adversely impact our ability to compete effectively.

        In order to commercialize our product candidates, we will need to expand the number of our managerial, operational, financial and other employees. Because the projected time frame for hiring these additional employees depends on the development status of our product candidates and because of the numerous risks and uncertainties associated with drug development, we are unable to project when we will hire these additional employees. While to date we have not experienced difficulties in recruiting, hiring and retaining qualified individuals, the competition for qualified personnel in the pharmaceutical and biotechnology field is intense.

        Future growth will impose significant added responsibilities on members of management, including the need to identify, recruit, maintain and integrate additional employees. Our future financial performance and our ability to commercialize our product candidates and compete effectively will depend, in part, on our ability to manage any future growth effectively.

         If product liability lawsuits are brought against us, we will incur substantial liabilities and may be required to limit commercialization of any products that we may develop.

        We face an inherent risk of product liability exposure related to the testing of our product candidates in human clinical trials and will face an even greater risk if we commercially sell any products that we may develop. If we cannot successfully defend ourselves against claims that our product candidates or products that we may develop caused injuries, we will incur substantial liabilities. Regardless of merit or eventual outcome, liability claims may result in:

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  decreased demand for any product candidates or products that we may develop;

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  injury to our reputation;

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  withdrawal of clinical trial participants;

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  costs to defend the related litigation;

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  substantial monetary awards to clinical trial participants or patients;

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  loss of revenue; and

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  the inability to commercialize any products that we may develop.

        We have product liability insurance that covers our clinical trials up to an aggregate $10.0 million annual limit. We intend to expand our insurance coverage to include the sale of commercial products if marketing approval is obtained for any products that we may develop. Insurance coverage is increasingly expensive, and we may not be able to maintain insurance coverage at a reasonable cost or obtain insurance coverage that will be adequate to satisfy any liability that may arise.

         If we use biological and hazardous materials in a manner that causes contamination, injury or violates laws, we may be liable for damages.

        Our research and development activities involve the use of potentially harmful biological materials as well as hazardous materials, chemicals and various radioactive compounds. We cannot completely eliminate the risk of accidental contamination or injury from the use, storage, handling or disposal of these materials. In the event of contamination or injury, we could be held liable for damages that result, and any liability could exceed our resources. We, the third parties that conduct clinical trials on our behalf and the third parties that manufacture our product candidates are subject to federal, state and local laws and regulations governing the use, storage, handling and disposal of these materials and waste products. The cost of compliance with these laws and regulations could be significant. The failure to comply with these laws and regulations could result in significant fines and work stoppages and may harm our business.

        Our principal facility is located in California's Silicon Valley, in an area with a long history of industrial activity and use of hazardous substances, including chlorinated solvents. Certain environmental laws, including the U.S. Comprehensive, Environmental Response, Compensation and Liability Act of 1980, impose strict, joint and several liabilities on current operators of real property for the cost of removal or remediation of hazardous substances. These laws often impose liability even if the owner or operator did not know of, or was not responsible for, the release of such hazardous substances. As a result, while we have not been notified of any claim against us, we are not aware of any such release, nor have we been held liable for costs to address contamination at the property beneath our facility in the past, we cannot rule out the possibility that this may occur in the future. We do not carry specific insurance against such a claim.

         We will need to implement additional finance and accounting systems, procedures and controls in the future as we grow our business and organization and to satisfy new reporting requirements.

        As a public reporting company, we need to comply with the Sarbanes-Oxley Act of 2002 and the related rules and regulations of the Securities and Exchange Commission, including expanded disclosures and accelerated reporting requirements and more complex accounting rules. Compliance with Section 404 of the Sarbanes-Oxley Act of 2002 and other requirements will increase our costs and require additional management resources. We are continuing to upgrade our finance and accounting systems, procedures and controls and may need to continue to implement additional finance and accounting systems, procedures and controls as we grow our business and organization and to satisfy new reporting requirements. Compliance with Section 404 will first apply to our annual report on Form 10-K for our year ending December 31, 2008. If we are unable to complete the required assessment as to the adequacy of our internal control over financial reporting as of December 31, 2008, or if our independent registered public accounting firm is unable to provide us with an unqualified report as to the effectiveness of our internal controls over financial reporting as of December 31, 2009, investors could lose confidence in the reliability of our internal controls over financial reporting, which could adversely affect our stock price and our ability to raise capital.

         Our principal facility is located near known earthquake fault zones, and the occurrence of an earthquake, extremist attack or other catastrophic disaster could cause damage to our facilities and equipment, which could require us to cease or curtail operations.

        Our principal facility is located in California's Silicon Valley near known earthquake fault zones and, therefore, is vulnerable to damage from earthquakes. In October 1989, a major earthquake struck this area and caused significant property damage and a number of fatalities. We are also vulnerable to damage from other types of disasters, including power loss, attacks from extremist organizations, fire, floods and similar events. If any disaster were to occur, our ability to operate our business could be seriously impaired. In addition, the unique nature of our research activities and of much of our equipment could make it difficult for us to recover from this type of disaster. We currently may not have adequate insurance to cover our losses resulting from disasters or other similar significant business interruptions, and we do not currently plan to purchase additional insurance to cover such losses because of the cost of obtaining such coverage. Any significant losses that are not recoverable under our insurance policies could seriously impair our business and financial condition. Our current insurance does not specifically cover property loss or business interruption due to earthquake damage.

  Risks Related to Our Stock

        Our stock price may be extremely volatile, and your investment in our common stock could suffer a decline in value.

        You should consider an investment in our common stock risky and invest only if you can withstand a significant loss and wide fluctuations in the market value of your investment. Investors who purchase our common stock may not be able to sell their shares at or above the purchase price. Security market prices for securities of biopharmaceutical companies have been highly volatile. In addition, the volatility of biopharmaceutical company stocks often does not correlate to the operating performance of the companies represented by such stocks. Some of the factors that may cause the market price of our common stock to fluctuate include:

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  adverse results or delays in our clinical trials;

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  the timing of achievement of our clinical, regulatory, partnering and other milestones, such as the commencement of clinical development, the completion of a clinical trial, the receipt of regulatory approval or the establishment of a commercial partnership for one or more of our product candidates;

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  announcement of FDA approval or nonapproval of our product candidates or delays in the FDA review process;

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  actions taken by regulatory agencies with respect to our product candidates, our clinical trials or our sales and marketing activities;

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  the commercial success of any product approved by the FDA or its foreign counterparts;

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  regulatory developments in the United States and foreign countries;

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  changes in the structure of healthcare payment systems;

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  any intellectual property infringement lawsuit involving us;

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  announcements of technological innovations or new products by us or our competitors;

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  market conditions for the biotechnology or pharmaceutical industries in general;

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  changes in financial estimates or recommendations by securities analysts;

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  sales of large blocks of our common stock;

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  sales of our common stock by our executive officers, directors and significant stockholders;

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  restatements of our financial results and/or material weaknesses in our internal controls; and

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  the loss of any of our key scientific or management personnel.

        The stock markets in general, and the markets for biotechnology stocks in particular, have experienced extreme volatility and price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of particular companies. These broad market and industry factors may seriously harm the market price of our common stock, regardless of our operating performance. In the past, class action litigation has often been instituted against companies whose securities have experienced periods of volatility in market price. Any such litigation brought against us could result in substantial costs, which would hurt our financial condition and results of operations, divert management's attention and resources, and possibly delay our clinical trials or commercialization efforts.

         Fluctuations in our operating results could cause our stock price to decline.

        The following factors are likely to result in fluctuations of our operating results from quarter to quarter and year to year:

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  adverse results or delays in our clinical trials;

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  the timing and achievement of our clinical, regulatory, partnering and other milestones, such as the commencement of clinical development, the completion of a clinical trial, the receipt of regulatory approval or the establishment of a commercial partnership for one or more of our product candidates;

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  announcement of FDA approval or nonapproval of our product candidates or delays in the FDA review process;

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  actions taken by regulatory agencies with respect to our product candidates, our clinical trials or our sales and marketing activities;

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  the commercial success of any product approved by the FDA or its foreign counterparts;

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  regulatory developments in the United States and foreign countries;

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  changes in the structure of healthcare payment systems;

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  any intellectual property infringement lawsuit involving us; and

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  announcements of technological innovations or new products by us or our competitors.

        Because of these potential fluctuations in our operating results, a period-to-period comparison of our results of operations may not be a good indication of our future performance. In any particular financial period the actual or anticipated fluctuations could be below the expectations of securities analysts or investors and our stock price could decline.

         Because a small number of existing stockholders own a large percentage of our voting stock, they may be able to control our management and operations, acting in their best interests and not necessarily those of other stockholders.

        Based on our outstanding shares as of November 28, 2008 (which excludes any shares of common stock issuable upon exercise of warrants and options outstanding on such date), our executive officers, directors and holders of 5.0% or more of our outstanding common stock beneficially own approximately 67% of our common stock. As a result, these stockholders, acting together, will be able to control all matters requiring approval by our stockholders, including the election of directors and the approval of mergers or other business combination transactions. The interests of this group of stockholders may not always coincide with our interests or the interests of other stockholders.

         Anti-takeover provisions in our charter documents and under Delaware law could make an acquisition of us, which may be beneficial to our stockholders, more difficult and may prevent attempts by our stockholders to replace or remove our current management.

        Provisions in our certificate of incorporation and our bylaws may delay or prevent an acquisition of us, a change in our management or other changes that stockholders may consider favorable. These provisions include:

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  a classified board of directors;

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  a prohibition on actions by our stockholders by written consent;

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  the ability of our board of directors to issue preferred stock without stockholder approval, which could be used to adopt a stockholders' rights plan that would make it difficult for a third party to acquire us;

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  notice requirements for nominations for election to the board of directors; and

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  limitations on the removal of directors.

        Moreover, we are governed by the provisions of Section 203 of the Delaware General Corporation Law, which prohibits a person who owns in excess of 15% of our outstanding voting stock from merging or combining with us for a period of three years after the date of the transaction in which the person acquired in excess of 15% of our outstanding voting stock, unless the merger or combination is approved in a prescribed manner.

         Future sales of our common stock in the public market could cause our stock price to drop substantially.

        Sales of a substantial number of shares of our common stock in the public market, or the perception that these sales might occur, could depress the market price of our common stock and could impair our ability to raise capital through the sale of additional equity securities.

        As of November 28, 2008, we had 27,338,877 shares of common stock outstanding, which excludes any shares of common stock issuable upon exercise of warrants and options outstanding as of such date. Other than the shares being registered pursuant to this prospectus, the shares outstanding are freely tradable without restriction in the public market unless held by an affiliate of ours. Shares held by our affiliates are eligible for sale in the public market only in accordance with the volume limitations and manner of sale requirements under Rule 144. Any common stock that is either subject to outstanding options or warrants or reserved for future issuance under our 2001 Equity Incentive Plan, 2007 Equity Incentive Plan, 2007 Non-Employee Directors' Stock Option Plan and 2007 Employee Stock Purchase Plan could also become eligible for sale in the public market to the extent permitted by the provisions of various vesting agreements, and Rules 144 and 701 under the Securities Act of 1933, as amended. If these additional shares are sold, or if it is perceived that they will be sold, in the public market, the trading price of our common stock could decline.

        Certain of our affiliates, including the selling stockholders, have rights with respect to registration of a significant number of our shares of common stock under the Securities Act of 1933, as amended, including the shares being registered pursuant to this prospectus. If such holders, by exercising their registration rights, cause a large number of securities to be registered and sold in the public market, these sales could have an adverse effect on the market price for our common stock and may impair our ability to raise additional capital. In addition, we filed a registration statement on Form S-8 under the Securities Act of 1933, as amended, to register up to 2,638,845 shares of our common stock for issuance under our stock option and employee stock purchase plans, and intend to file additional registration statements on Form S-8 to register the shares automatically added each year to the share reserves under these plans.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus, including the information that we incorporate by reference, contains various forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. These statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as "anticipates," "believes," "continue" "estimates," "expects," "intends," "may," "plans," "potential," "predicts," "should," "will," or the negative of these terms or other comparable terminology. These forward-looking statements may also use different phrases. Discussions containing these forward-looking statements may be found, among other places, in "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" incorporated by reference from our most recent annual report on Form 10-K and in our most recent quarterly report on Form 10-Q subsequent to the filing of our most recent annual report on Form 10-K with the Securities and Exchange Commission, as well as any amendments thereto reflected in subsequent filings with the Securities and Exchange Commission. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. Forward-looking statements include, but are not limited to, statements about:

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  the success and timing of our preclinical studies and clinical trials;

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  our ability to obtain and maintain regulatory approval for our product candidates;

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  our plans to research, develop and commercialize our product candidates;

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  the loss of key scientific or management personnel;

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  our ability to identify and develop new products and product candidates;

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  the size and growth potential of the potential markets for our product candidates and our ability to serve those markets;

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  regulatory developments in the United States and foreign countries;

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  the rate and degree of market acceptance of our product candidates;

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  the accuracy of our estimates regarding expenses, future revenues, capital requirements and needs for additional financing, and our ability to obtain additional financing;

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  our ability to attract collaborators with development, regulatory and commercialization expertise;

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  our ability to obtain and maintain intellectual property protection for our product candidates;

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  the successful development of our marketing capabilities;

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  the success of competing therapies that are or become available; and

  •
  the performance of third-party manufacturers with which we contract to provide a supply of our product candidates.

        Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks include those risks discussed under the heading "Risk Factors" and elsewhere in this prospectus. Because the factors referred to above could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on our behalf, you should not place undue reliance on any forward-looking statements. New factors emerge from time to time, and it is not possible for us to predict which factors will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, we undertake no obligation to publicly revise our forward-looking statements to reflect events or circumstances that arise after the date of this prospectus or the date of documents incorporated by reference in this prospectus that include forward-looking statements. You should read this prospectus and the documents that we reference and have filed as exhibits to the registration statement of which this prospectus is a part with the understanding that we cannot guarantee future results, levels of activity, performance or achievements.

USE OF PROCEEDS

        We will not receive any of the proceeds from the sale of shares of our common stock by the selling stockholders pursuant to this prospectus. A portion of the shares covered by this prospectus are issuable upon exercise of warrants to purchase our common stock. Upon any exercise of the warrants for cash, the selling stockholders would pay us the exercise price of the warrants. The cash exercise price of the warrants is $2.64 per share of our common stock. Any such proceeds will be used primarily for our working capital and other corporate and operational purposes. Under certain conditions set forth in the warrants, the warrants are exercisable on a cashless basis. If the warrants are exercised on a cashless basis, we would not receive any cash payment from the selling stockholders upon any exercise of the warrants.

        Each selling stockholder will pay any underwriting discounts and commissions and expenses incurred by the selling stockholder for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholder in disposing of the shares covered by this prospectus. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees, fees and expenses of our counsel and accountants and up to $10,000 of the fees and expenses of counsel to Growth Equity Opportunities Fund, LLC, one of the selling stockholders.

SELLING STOCKHOLDERS

        On November 14, 2008 and November 24, 2008, we issued an aggregate of 9,649,545 shares of common stock and warrants to purchase an additional 2,894,864 shares of common stock in a private placement to the selling stockholders for an aggregate purchase price of approximately $21.6 million. In connection with the private placement, we agreed to pay a cash commission of approximately $908,000 to Pacific Growth Equities, LLC, which served as our placement agent. We also agreed to reimburse Pacific Growth Equities, LLC for up to $75,000 in reasonable out-of-pocket expenses incurred by it in connection with the private placement.

        Pursuant to the registration rights agreement, dated November 11, 2008, related to this private placement, we agreed to file the registration statement of which this prospectus is a part with the Securities and Exchange Commission to register the disposition of the shares of our common stock and any common stock issued as a result of the exercise of the warrants sold in the private placement in the manner contemplated under "Plan of Distribution," and to keep the registration statement effective until the earlier of (a) such time as all of the shares registered hereunder may be sold without volume restrictions pursuant to Rule 144 under the Securities Act, and (b) such time as all such shares registered hereunder have been publicly sold by the selling stockholders. Under the registration rights agreement, if the registration statement to which this prospectus relates is not filed on or before December 19, 2008, or declared effective by the 90th day after the filing date of the registration statement, we may incur certain cash penalties as liquidated damages to the selling stockholders on the terms and conditions as set forth in the registration rights agreement.

        The table below, including the footnotes, presents information regarding the selling stockholders and the shares of our common stock that were sold to the selling stockholders under the securities purchase agreement or that may be issuable upon exercise of the warrants sold to the selling stockholders under the securities purchase agreement, and that the selling stockholders may offer and sell from time to time under this prospectus. The warrants held by the selling stockholders are exercisable at any time on or after November 14, 2008 in whole or in part and expire on November 14, 2013. Pursuant to the terms of the warrants, if certain changes occur to our capitalization, such as a stock split or stock dividend of the common stock, then the exercise price and number of shares issuable upon exercise of the warrants will be adjusted appropriately. Except as set forth below, none of the selling stockholders nor any of their respective affiliates, officers, directors or principal equity holders has held any position or office or had any other material relationship with us or our affiliates within the past three years.

        The information in the following table for the selling stockholders is based upon information provided by each selling stockholder, or disclosed in Schedules 13G and 13D and other public documents filed with the Securities and Exchange Commission. As used in this prospectus, the term "selling stockholder" includes each of the selling stockholders listed below, and any donees, pledges, transferees or other successors-in-interest selling shares received after the date of this prospectus from a selling stockholder as a gift, pledge, or other non-sale related transfer. The number of shares in the column "Number of Shares Being Offered" represents all of the shares of our common stock, including the shares of our common stock issuable upon exercise of the warrants, that a selling stockholder may offer under this prospectus. The table and footnotes assume that the selling stockholders will sell all of such shares, including the shares issuable upon exercise of the warrants. However, because the selling stockholders may sell all or some of their shares under this prospectus from time to time, or in another permitted manner, we cannot assure you as to the actual number of shares that will be sold by the selling stockholders or that will be held by the selling stockholders after completion of any sales. We do not know how long the selling stockholders will hold the shares before selling them, and we currently have no agreements, arrangements or understandings with the selling stockholders regarding the sale of any of the shares. Information concerning the selling stockholders may change from time to time and changed information will be presented in a supplement to this prospectus if and when necessary and required.

	Shares of Common Stock Beneficially Owned Prior to Offering(1)			Shares of Common Stock Beneficially Owned After Offering(1)(2)
			Number of Shares Being Offered
Selling Stockholders(3)	Number	Percent		Number	Percent
Growth Equity Opportunities Fund, LLC(4)	5,810,056	20.3%	5,810,056	—	*
Entities affiliated with MPM Asset Management:
MPM BioVentures III-QP, L.P.(5)	4,688,080	16.9	1,933,936	2,754,144	9.9%
MPM BioVentures Strategic Fund, L.P.(5)	267,183	*	—	267,183	*
MPM BioVentures III GmbH & Co. Beteiligungs KG(5)	396,166	1.4	163,424	232,742	*
MPM BioVentures III, L.P.(5)	315,211	1.2	130,029	185,182	*
MPM BioVentures III Parallel Fund, L.P.(5)	141,623	*	58,426	83,197	*
MPM Asset Management Investors 2002 BVIII LLC(5)	92,622	*	38,208	54,414	*
Totals for entities affiliated with MPM Asset Management:	5,900,885	21.2%	2,324,023	3,576,862	12.8%
Entities affiliated with OrbiMed Advisors, LLC:
OrbiMed Associates, LLC(6)	51,662	*	22,021	29,641	*
UBS Juniper Crossover Fund, LLC(6)	1,170,967	4.3	499,119	671,848	2.4
Caduceus Private Investments, L.P.(6)	2,481,904	9.0	1,057,900	1,424,004	5.2
Totals for entities affiliated with OrbiMed Advisors, LLC:	3,704,533	13.4%	1,579,040	2,125,493	7.7%
Entities sub-advised by Jennison Associates LLC:
Jennison Health Sciences Fund, a series of Jennison Sector Funds, Inc.(7)	2,167,100	7.8	1,549,600	617,500	2.2
Pacific Select Fund, Health Sciences Portfolio(7)	275,917	1.0	193,417	82,500	*
Totals for entities sub-advised by Jennison Associates, LLC:	2,443,017	8.8%	1,743,017	700,000	2.5%
Entities affiliated with Merlin BioMed Group:
Nexus Gemini, L.P.(8)	726,257	2.6	726,257	—	*
Merlin Nexus I, L.P.(8)	483,395	1.8	—	483,395	1.8
Merlin Nexus II, L.P.(8)	47,811	*	—	47,811	*
Totals for entities affiliated with Merlin BioMed Group:	1,257,463	4.6%	726,257	531,206	1.9%
Entities affiliated with Montreux Equity Partners:
Montreux Equity Partners III SBIC, L.P.(9)	634,903	2.3	362,016	272,887	*
Montreux Equity Partners II SBIC, L.P.(9)	214,411	*	—	214,411	*
Totals for entities affiliated with Montreux Equity Partners:	849,314	3.1%	362,016	487,298	1.8%
All selling stockholders as a group	19,965,268	71.4%	12,544,409	7,420,859	36.6%

*
Represents beneficial ownership of less than 1%.

(1)
Shares beneficially owned include shares of our common stock and shares of common stock issuable upon exercise of the warrants held by the selling stockholders. Percentages are based on 27,338,877 shares of our common stock that were outstanding as of November 28, 2008. In calculating the percentage for each selling stockholder, the shares of common stock issuable upon exercise of the warrants are treated as shares outstanding for that selling stockholder but are not treated as outstanding for any other person. In calculating the percentage for each group of affiliated funds, the shares of common stock issuable upon exercise of the warrants held by each of the affiliated funds are treated as outstanding for that group.

(2)
The selling stockholders may offer and sell all or a part of the common stock covered by this prospectus, but no estimates can be made as to the amount of shares of common stock that will be held by the selling stockholders after the completion of this offering.

(3)
Based on the information received by us from each known holder of the securities, except as set forth below, no selling stockholder is an affiliate of any registered broker-dealer.

(4)
Includes an aggregate of 1,340,782 shares of common stock issuable upon exercise of a warrant held by this selling stockholder. New Enterprise Associates 12, Limited Partnership is the sole member of Growth Equity Opportunities Fund, LLC. NEA Partners 12, Limited Partnership is the general partner of New Enterprise Associates 12, Limited Partnership and NEA 12 GP, LLC is the general partner of NEA Partners 12, Limited Partnership. Each of Michael James Barrett, Peter J. Barris, Forest Baskett, Ryan D. Drant, Patrick J. Kerins, Krishna Kolluri, C. Richard Kramlich, Charles M. Linehan, Charles W. Newhall III, Mark W. Perry, Scott D. Sandell and Eugene A. Trainor III are the managers of NEA 12 GP, LLC. Each of New Enterprise Associates 12, Limited Partnership, NEA Partners 12, Limited Partnership, NEA 12 GP, LLC and the individual managers of NEA 12 GP, LLC disclaim beneficial ownership of the securities held by Growth Equity Opportunities Fund, LLC except to the extent of their respective proportionate pecuniary interests therein, if any. The address of Growth Equity Opportunities Fund, LLC is 1119 St. Paul Street, Baltimore, MD 21202.

(5)
Includes an aggregate of 536,313 shares of common stock issuable upon exercise of warrants held collectively by these selling stockholders. MPM BioVentures III GP, L.P. and MPM BioVentures III LLC, are the direct and indirect general partners of these selling stockholders. Luke Evnin, Ansbert Gadicke, Michael Steinmetz, Nicholas Galakatos, Dennis Henner, Kurt Wheeler and Nicholas Simon, III, one of our directors, are members of MPM BioVentures III GP, L.P., MPM BioVentures III LLC and MPM Asset Management Investors 2002 BVIII LLC and share investment and voting power over the securities held by these entities. Messrs. Evnin, Gadicke, Steinmetz, Galakatos, Henner, Wheeler and Simon each disclaim beneficial ownership of these securities except to the extent of their respective proportionate pecuniary interests therein, if any. The address of MPM Asset Management is 200 Clarendon Street, 54th Floor, Boston, MA 02116.

(6)
Includes an aggregate of 364,394 shares of common stock issuable upon exercise of warrants held collectively by these selling stockholders. OrbiMed Advisors, LLC and OrbiMed Capital GP I LLC serve as the investment adviser for each of these selling stockholders and, in such capacity, have the discretionary authority to vote over and dispose of the securities held by these selling stockholders and may be deemed to be the beneficial owner of these securities. Specifically, OrbiMed Capital GP I LLC is the general partner of Caduceus Private Investments, L.P., pursuant to the terms of its limited partnership agreement. OrbiMed Advisors LLC is the managing member of OrbiMed Associates, LLC and investment adviser of UBS Juniper Crossover Fund, LLC, pursuant to the terms of its investment advisory agreements. Samuel D. Isaly, in his capacity as Managing Partner of OrbiMed Advisors, LLC, also has discretionary authority to vote over and dispose of the shares held by these selling stockholders, and may be deemed to be the beneficial owner of these shares. Mr. Isaly is also the beneficial owner of a controlling interest in both OrbiMed Advisors LLC and OrbiMed Capital GP I LLC. Robert J. Adelman, a member of our board of directors, is a partner of OrbiMed Advisors LLC and of OrbiMed Capital GP I LLC. Mr. Adelman disclaims beneficial ownership of the securities held by these selling stockholders except to the extent of his pecuniary interest therein. The address of OrbiMed Advisors, LLC and these selling stockholders is 767 Third Avenue, New York, NY 10017.

(7)
Includes an aggregate of 402,235 shares of common stock issuable upon exercise of warrants held collectively by these selling stockholders. Jennison Associates LLC, or Jennison, serves as sub-adviser with power to direct investments and/or power to vote the shares owned by these selling stockholders, as well as shares owned by certain other clients and may be deemed to beneficially own the securities held by these entities. Jennison expressly disclaims ownership of these securities. Jennison is a wholly-owned subsidiary of Prudential Financial, Inc., which is a publicly traded financial services company. The address of Jennison is 466 Lexington Avenue, New York, NY 10017. These selling stockholders are mutual funds whose principal underwriters are affiliated broker-dealers that are members of the Financial Industry Regulatory Authority. Jennison represents that it has purchased these securities in the ordinary course of business and, at the time of purchase, with no arrangement or understanding, directly or indirectly, with any person regarding the distribution of such securities.

(8)
Includes an aggregate of 167,598 shares of common stock issuable upon exercise of warrants held by Nexus Gemini L.P. Nexus Gemini LLC is the general partner of Nexus Gemini, LP and shares voting and dispositive power over the securities held by such entity. Merlin Nexus II LLC is the general partner of Merlin Nexus II, LP and shares voting and dispositive power over the securities held by such entity. Merlin Nexus I LLC is the general partner of Merlin Nexus I, LP and shares voting and dispositive power over the securities held by such entity. Dominique Semon, as managing member of Nexus Gemini LLC, Merlin Nexus II LLC and Merlin Nexus I LLC, also may be deemed to share voting and dispositive power over the securities held by these entities. Mr. Semon disclaims beneficial ownership of these securities except to the extent of his pecuniary interest therein. The address of Merlin BioMed Group is 230 Park Avenue, Suite 928, New York, NY 10169.

(9)
Includes an aggregate of 83,542 shares of common stock issuable upon exercise of warrants held by Montreux Equity Partners III SBIC, L.P. Montreux Equity Management III SBIC, LLC is the general partner of Montreux Equity Partners III SBIC, L.P. and shares voting and dispositive power over the securities held by such entity. Montreux Equity Management II SBIC, LLC is the general partner of Montreux Equity Partners II SBIC, L.P. and shares voting and dispositive power over the securities held by such entity. Howard D. Palefsky, Daniel K. Turner, III, Manish Chapekar and John Savarese are the managing members of Montreux Equity Management III SBIC, LLC and Montreux Equity Management II SBIC, LLC and also may be deemed to share voting and dispositive power over the securities held by these entities. Messrs. Palefsky, Turner, Chapekar and Savarese each disclaim beneficial ownership of these securities except to the extent of their respective proportionate pecuniary interests therein, if any. The address of Montreux Equity Partners is 3000 Sand Hill Road, Suite 260, Menlo Park, CA 94025.

PLAN OF DISTRIBUTION

        The selling stockholders may sell the shares offered by this prospectus. The selling stockholders, including their donees, pledgees, transferees or other successors-in-interest selling shares of common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. To the extent any of the selling stockholders gift, pledge or otherwise transfer the shares offered hereby, such transferees may offer and sell the shares from time to time under this prospectus, provided that this prospectus has been amended under Rule 424(b)(3) or other applicable provision of the Securities Act to include the name of such transferee in the list of selling stockholders under this prospectus if and when necessary or required.

        The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:

  •
  ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

  •
  block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

  •
  purchases by a broker-dealer as principal and resale by the broker-dealer for its account under this prospectus;

  •
  an exchange distribution in accordance with the rules of the applicable exchange;

  •
  privately negotiated transactions;

  •
  "at the market" or through market makers or into an existing market for the shares;

  •
  short sales entered into after the effective date of the registration statement of which this prospectus is a part;

  •
  through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise, after the effective date of the registration statement of which this prospectus is a part;

  •
  through the distribution of the common stock by any selling stockholders to its partners, members or stockholders;

  •
  broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

  •
  through one or more underwritten offerings on a firm commitment or best efforts basis;

  •
  a combination of any such methods of sale; and

  •
  any other method permitted pursuant to applicable law.

        The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

        In connection with the sale of the shares, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

        The aggregate proceeds to the selling stockholders from the sale of the shares offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

        The selling stockholders also may resell all or a portion of the shares in transactions in reliance upon Rule 144 under the Securities Act, or any other available exemption from registration under the Securities Act, provided that they meet the criteria and conform to the requirements of such rule or exemption.

        The selling shareholders and any broker-dealers that act in connection with the sale of securities may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act in connection with such sales, and any commissions received by such broker-dealers and any profit on the resale of the securities sold by them while acting as principals may be deemed to be underwriting discounts or commissions under the Securities Act. In the event that any selling stockholder is deemed to be an "underwriter" within the meaning of Section 2(11) of the Securities Act, the selling stockholder will be subject to the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act. To our knowledge and based upon information we received from the selling stockholders, each selling stockholder that is affiliated with a broker-dealer acquired the shares of common stock being registered hereunder in the ordinary course of business, and, at the time such selling stockholder acquired the shares being registered hereunder, such selling stockholder did not have any agreement or understanding, directly or indirectly, with any person to distribute such shares. To our knowledge, none of the selling stockholders received any shares as underwriting compensation.

        To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

        To comply with the securities laws of some states, if applicable, the shares may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the shares may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

        We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares of our common stock in the market and to the activities of the selling stockholders and their affiliates. These rules may limit the timing of purchases and sales of the shares by such selling stockholders. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

        We will bear all of the costs, expenses and fees in connection with the registration of the shares of common stock, other than any commissions, discounts or other fees payable to broker-dealers in connection with any sale of shares, which will be borne by the selling stockholder selling such shares of common stock. We have agreed to indemnify the selling stockholders against certain liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

        There can be no assurance that any selling stockholder will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.

 LEGAL MATTERS

        The validity of the securities being offered hereby will be passed upon by Cooley Godward Kronish LLP, Palo Alto, California. As of the date of this prospectus, Cooley Godward Kronish LLP directly holds an aggregate of 2,777 shares of our common stock and GC&H Investments, LLC, an entity comprised of partners and associates of Cooley Godward Kronish LLP, holds an aggregate of 17,312 shares of our common stock.

EXPERTS

        Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2007, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our consolidated financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, or SEC. We have filed with the SEC a Registration Statement on Form S-3 under the Securities Act with respect to the common stock offered for resale by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits which are part of the registration statement. For further information with respect to us and the common stock offered for resale by this prospectus, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. You may read and copy any document we file with the SEC at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the Public Reference Room. The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including ARYx. The SEC's Internet site can be found at http://www.sec.gov.

INCORPORATION BY REFERENCE

        The SEC allows us to "incorporate by reference" information that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus, while information that we file later with the SEC will automatically update and supersede the information in this prospectus. We incorporate by reference into this prospectus and the registration statement of which this prospectus is a part the documents listed below, and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement of which this prospectus is a part but prior to the effectiveness of the registration statement and after the date of this prospectus but prior to the termination of the offering of the securities covered by this prospectus (other than Current Reports or portions thereof furnished under Item 2.02 or Item 7.01 of Form 8-K):

  •
  our Annual Report on Form 10-K for the year ended December 31, 2007, filed with the SEC on March 17, 2008;

  •
  our Current Report on Form 8-K, filed with the SEC on February 20, 2008, as amended;

  •
  our Current Report on Form 8-K, filed with the SEC on March 3, 2008;

  •
  our Current Report on Form 8-K, filed with the SEC on April 22, 2008;

  •
  the information specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2007 from our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 29, 2008;

  •
  our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2008, filed with the SEC on May 13, 2008;

  •
  our Current Report on Form 8-K, filed with the SEC on June 3, 2008;

  •
  our Current Report on Form 8-K, filed with the SEC on June 17, 2008;

  •
  our Current Report on Form 8-K, filed with the SEC on June 24, 2008;

  •
  our Current Report on Form 8-K, filed with the SEC on July 7, 2008;

  •
  our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2008, filed with the SEC on August 13, 2008;

  •
  our Current Report on Form 8-K, filed with the SEC on August 26, 2008;

  •
  our Current Report on Form 8-K, filed with the SEC on August 29, 2008;

  •
  our Current Report on Form 8-K, filed with the SEC on October 23, 2008;

  •
  our Current Report on Form 8-K, filed with the SEC on November 12, 2008;

  •
  our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2008, filed with the SEC on November 13, 2008;

  •
  our Current Report on Form 8-K, filed with the SEC on November 17, 2008;

  •
  our Current Report on Form 8-K, filed with the SEC on November 28, 2008;

  •
  our Current Report on Form 8-K, filed with the SEC on December 18, 2008; and

  •
  the description of our common stock set forth under the caption "Description of Capital Stock" in the prospectus that constitutes a part of our Registration Statement on Form S-1 (File No. 333-145813), initially filed with the SEC on August 30, 2007, including any amendments or reports filed for the purposes of updating this description.

        Any information in any of the foregoing documents will automatically be deemed to be modified or superseded to the extent that information in this prospectus or in a later filed document that is incorporated or deemed to be incorporated herein by reference modifies or replaces such information.

        We also incorporate by reference any future filings (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the end of any offering made under this prospectus. Information in such future filings updates and supplements the information provided in this prospectus. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.

        We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, without charge upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus but not delivered with the prospectus, including exhibits which are specifically incorporated by reference into such documents. Requests should be directed to: Investor Relations, ARYx Therapeutics, Inc., 6300 Dumbarton Circle, Fremont, California 94555, telephone: (510) 585-2200.

PART II.

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution.

        The following table sets forth the estimated costs and expenses payable by us in connection with the common stock being registered. The selling stockholders will not bear any portion of such expenses. All the amounts shown are estimates, except for the Securities and Exchange Commission registration fee.

Securities and Exchange Commission registration fee	$932
Legal fees and expenses	100,000
Accounting fees and expenses	20,000
Printing and miscellaneous expenses	10,000

Total	$130,932

Item 15.    Indemnification of Directors and Officers.

        As permitted by Delaware law, our amended and restated certificate of incorporation and bylaws provide for the indemnification of our directors and officers to the fullest extent permitted under Delaware law for breach of their fiduciary duty of care as a director. The duty of care generally requires that, when acting on behalf of the corporation, a director exercise an informed business judgment based on all material information reasonably available to him or her. Consequently, a director will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

  •
  any breach of the director's duty of loyalty to us or our stockholders;

  •
  any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

  •
  any act related to unlawful stock repurchases or redemptions or payments of dividends; or

  •
  any transaction from which the director derived an improper personal benefit.

        These limitations of liability do not limit or eliminate our rights or any stockholder's rights to seek non-monetary relief, such as injunctive relief or rescission. These provisions will not alter a director's liability under federal securities laws.

        As permitted by Delaware law, our bylaws also provide that:

  •
  we will indemnify our directors and executive officers subject to certain exceptions, and may indemnify our other officers, employees and agents, to the fullest extent permitted by law;

  •
  subject to certain exceptions, we will advance expenses to our directors and executive officers in connection with a legal proceeding to the fullest extent permitted by law; and

  •
  the rights provided in our bylaws are not exclusive.

        We believe that indemnification under our bylaws covers at least negligence and gross negligence on the part of indemnified parties. Our bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of the person's actions in connection with his or her services to us, regardless of whether Delaware law permits indemnification for such liability.

        The limitation of liability and indemnification provisions in our amended and restated certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against our directors and officers for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder's investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions.

        As permitted by Delaware law, we have entered into indemnity agreements with each of our directors and executive officers. These indemnification agreements may require us, among other things, to indemnify our directors and executive officers for some expenses, including attorney's fees, judgments, fines and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of his service as our director, officer, employee or other agent or any of our subsidiaries or any other company or enterprise to which the person provides services at our request.

        At present, there is no pending litigation or proceeding involving any of our directors or executive officers as to which indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

        We maintain a directors' and officers' liability insurance policy. The policy insures directors and officers against unindemnified losses arising from certain wrongful acts in their capacities as directors and officers and reimburses us of those losses for which we have lawfully indemnified the directors and officers. The policy contains various exclusions.

        The registration rights agreement, dated November 11, 2008, between us and the selling stockholders provides for cross-indemnification in connection with registration of our common stock on behalf of such investors. The securities purchase agreement, dated November, 11, 2008, between us and the selling stockholders provides for indemnification of such investors by us against any third party claim related to our breach of any representation, warranty, covenant or agreement made by us in the securities purchase agreement.

        The indemnification provisions noted above may be sufficiently broad to permit indemnification of our officers and directors for liabilities arising under the Securities Act of 1933.

Item 16.    Exhibits.

Exhibit Number	Description
3.2(1)	Amended and Restated Certificate of Incorporation of the Registrant, as currently in effect.
3.3(2)	Bylaws of the Registrant, as currently in effect.
4.1	Reference is made to exhibits 3.2 and 3.3 above.
4.2(2)	Specimen Common Stock Certificate.
4.9(3)	Registration Rights Agreement, dated November 11, 2008, by and among the Registrant and the investors identified on the signature pages thereto.
4.10(3)	Form of Warrant to Purchase Shares of Common Stock.
5.1	Opinion of Cooley Godward Kronish LLP.
10.24(3)	Securities Purchase Agreement, dated November 11, 2008, by and among the Registrant and the purchasers identified on the signature pages thereto.
23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.
23.2	Consent of Cooley Godward Kronish LLP. Reference is made to Exhibit 5.1.

Exhibit Number	Description
24.1	Power of Attorney (included on the signature page hereto).

(1)
Previously filed as the like numbered exhibit to the Registrant's Current Report on Form 8-K (No. 001-33782), as filed with the Securities and Exchange Commission on November 13, 2007 and incorporated by reference herein.

(2)
Previously filed as the like numbered exhibit to the Registrant's Registration Statement on Form S-1 (File No. 333-145813), initially filed with the Securities and Exchange Commission on August 30, 2007, as amended, and incorporated by reference herein.

(3)
Previously filed as the like numbered exhibit to the Registrant's Current Report on Form 8-K (No. 001-33782), as filed with the Securities and Exchange Commission on November 12, 2008 and incorporated by reference herein.

Item 17.    Undertakings.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions set forth in Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        The undersigned Registrant hereby undertakes:

        (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          a.     To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          b.     To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          c.     To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

        Provided, however, that paragraphs (1)(a), (1)(b) and (1)(c) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

        (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (5)   That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the Registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

        The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fremont, State of California, on December 18, 2008.

ARYx Therapeutics, Inc.
By:	/s/ PAUL GODDARD Paul Goddard, Ph.D. Chairman of the Board and Chief Executive Officer

POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Paul Goddard, Ph.D. and John Varian, and each of them acting individually, as his true and lawful attorneys-in-fact and agents, with full power of each to act alone, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign the Registration Statement filed herewith and any and all amendments to said Registration Statement (including post-effective amendments and any related registration statements thereto filed pursuant to Rule 462 and otherwise), and file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, with full power of each to act alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or their substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Name and Signature	Title	Date

/s/ PAUL GODDARD Paul Goddard, Ph.D.	Chief Executive Officer, Chairman and Director (Principal Executive Officer)	December 18, 2008
/s/ JOHN VARIAN John Varian	Chief Operating Officer and Financial Officer (Principal Financial Officer)	December 18, 2008
/s/ JASON BARKER Jason Barker	Senior Director, Finance (Principal Accounting Officer)	December 18, 2008

Name and Signature	Title	Date

/s/ PETER G. MILNER Peter G. Milner, M.D.	Director	December 18, 2008
/s/ ROBERT ADELMAN Robert Adelman, M.D.	Director	December 18, 2008
/s/ DAVID BEIER David Beier	Director	December 18, 2008
/s/ LARS EKMAN Lars Ekman, M.D., Ph.D.	Director	December 18, 2008
/s/ KEITH R. LEONARD Keith R. Leonard	Director	December 18, 2008
/s/ HERM ROSENMAN Herm Rosenman	Director	December 18, 2008
/s/ PAUL SEKHRI Paul Sekhri	Director	December 18, 2008
/s/ NICHOLAS SIMON Nicholas Simon	Director	December 18, 2008

EXHIBIT INDEX

Exhibit Number	Description
3.2(1)	Amended and Restated Certificate of Incorporation of the Registrant, as currently in effect.
3.3(2)	Bylaws of the Registrant, as currently in effect.
4.1	Reference is made to exhibits 3.2 and 3.3 above.
4.2(2)	Specimen Common Stock Certificate.
4.9(3)	Registration Rights Agreement, dated November 11, 2008, by and among the Registrant and the investors identified on the signature pages thereto.
4.10(3)	Form of Warrant to Purchase Shares of Common Stock.
5.1	Opinion of Cooley Godward Kronish LLP.
10.24(3)	Securities Purchase Agreement, dated November 11, 2008, by and among the Registrant and the purchasers identified on the signature pages thereto.
23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.
23.2	Consent of Cooley Godward Kronish LLP. Reference is made to Exhibit 5.1.
24.1	Power of Attorney (included on the signature page hereto).

(1)
Previously filed as the like numbered exhibit to the Registrant's Current Report on Form 8-K (No. 001-33782), as filed with the Securities and Exchange Commission on November 13, 2007 and incorporated by reference herein.

(2)
Previously filed as the like numbered exhibit to the Registrant's Registration Statement on Form S-1 (File No. 333-145813), initially filed with the Securities and Exchange Commission on August 30, 2007, as amended, and incorporated by reference herein.

(3)
Previously filed as the like numbered exhibit to the Registrant's Current Report on Form 8-K (No. 001-33782), as filed with the Securities and Exchange Commission on November 12, 2008 and incorporated by reference herein.